Exhibit 10.22

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

CO-PROMOTION AGREEMENT

 by and between

MILLENNIUM PHARMACEUTICALS, INC.

and

ORTHO BIOTECH INC.

Dated:  October 25, 2006

5.6	Late Payments.	19

5.7	Promotion Expenses.	20

5.8	Tax Matters.	20

ARTICLE VI ADVERSE EVENT REPORTING; FIELD REPORTS; PRODUCT COMPLAINTS, GOVERNMENTAL COMMUNICATIONS; STATE REPORTING.		20

6.1	Adverse Events.	20

6.2	Field Reports.	20

6.3	Field and Efficacy.	20

6.4	Product Complaints.	21

6.5	MLNM Responsibility.	21

6.6	OBI Communications.	21

6.7	OBI Cooperation.	21

ARTICLE VII AUDIT RIGHTS		22

7.1	Audit Right Period.	22

7.2	Compliance With Laws.	22

7.3	Compliance with Agreement.	22

7.4	Payment Audit.	22

ARTICLE VIII TERMINATION		23

8.1	Termination.	23

8.2	Termination for Change in Applicable Laws.	24

8.3	Effect of Termination.	25

8.4	Right of First Negotiation.	27

ARTICLE IX RESTRICTIVE COVENANTS		27

9.1	Acknowledgement.	27

9.2	Confidentiality.	28

9.3	Non-Solicitation.	29

9.4	Non-Competition.	29

ARTICLE X INTELLECTUAL PROPERTY		29

10.1	The Product.	29

10.2	Ownership of Intellectual Property Rights.	29

10.3	No Right or License.	30

ARTICLE XI REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.		30

11.1	Representations of Authority.	30

11.2	Consents.	30

11.3	No Conflict.	30

11.4	Enforceability.	30

11.5	Sales Representatives.	31

11.6	Certain Compliance Matters.	31

11.7	Debarment; Exclusion.	32

11.8	MLNM Employees.	32

11.9	Disclaimer.	32

ARTICLE XII INDEMNIFICATION		33

12.1	General Indemnification.	33

12.2	Product Liability.	33

12.3	Notice and Control of Litigation.	34

ARTICLE XIII DISPUTE RESOLUTION		34

13.1	Escalating; Decision Making Authority.	34

13.2	Arbitration.	35

13.3	Jury Trial.	38

13.4	Attorneys’ Fees.	38

ARTICLE XIV MISCELLANEOUS		38

14.1	Compliance with Laws.	38

14.2	Choice of Law.	38

14.3	Equitable Remedies.	39

14.4	Notices.	39

14.5	Severability.	40

14.6	Force Majeure Event.	40

14.7	Captions.	40

14.8	Integration.	41

14.9	Independent Contractors; No Agency.	41

14.10	Submission to Jurisdiction.	41

14.11	Assignment; Successors.	41

14.12	Publicity.	42

14.13	No Consequential or Punitive Damages.	42

14.14	Performance by Affiliates.	42

14.15	Amendments; Waivers.	42

14.16	Third Party Beneficiaries.	43

14.17	Further Assurances; Cooperation.	43

14.18	Survival.	43

14.19	Cumulative Remedies.	43

14.20	Execution in Counterparts; Facsimile Signatures.	44

Appendix A Definitions		47

Appendix B Co-Promotion Plan		56

Appendix C Training Plan		57

Appendix D Terms and Conditions Applicable to Product Orders		58

CO-PROMOTION AGREEMENT

This CO-PROMOTION AGREEMENT (this “Agreement”) dated October 25, 2006 (the “Effective Date”), is entered into by and between MILLENNIUM PHARMACEUTICALS, INC. a Delaware corporation (“MLNM”) and ORTHO BIOTECH INC., a New Jersey corporation (“OBI”).  MLNM and OBI are generically referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, MLNM and OBI’s Affiliate Ortho Biotech Products, L.P. (“Ortho Biotech”) are parties to that certain Collaboration, Distribution and Licensing Agreement made effective as of June 30, 2003 (as amended from time to time, the “Collaboration and License Agreement”), pursuant to which MLNM and Ortho Biotech agreed to globally develop MLNM’s proprietary drug, VELCADE® (bortezomib) for Injection (the “Product”) to be administered by injection for the treatment of multiple myeloma and in other tumor type indications;

WHEREAS, OBI has significant experience in the marketing and promotion of drugs (including drugs administered by injection) for the treatment of cancer and serious, cancer-related, chronic illnesses; and

WHEREAS, MLNM wishes to engage OBI to Co-Promote (as hereinafter defined) the Product in the Co-Promotion Territory (as hereinafter defined) and OBI wishes to be so engaged subject to and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION; TERM

1.1                               Definitions.  Capitalized terms used in this Agreement have the meanings assigned in Appendix A.

1.2                               Construction.  Except where the context requires otherwise, whenever used, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or.”  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement.  The term “including” or “includes” as used in this Agreement means including or includes “without limiting” or “without limitation.”  The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

1.3                               Term.

1.3.1                        This Agreement shall commence on the Effective Date and shall continue in full force and effect until December 31, 2008, unless extended or earlier terminated as hereinafter set forth.  The period beginning on the Effective Date and ending on December 31, 2006 is referred to as the “Pre-Commencement Period.”  The period beginning on January 1, 2007 and ending on December 31, 2008, as may be extended by any Extension Term(s) and as may be earlier terminated pursuant to this Agreement, is referred to as the “Co-Promotion Term.”

1.3.2                        The Co-Promotion Term may be extended for two (2) additional successive one (1) year periods (each, an “Extension Term”) by mutual written agreement of the Parties.  Prior to the expiration of this Agreement, unless earlier terminated in accordance with Article 8, and in the event the sum of the aggregate Net Sales of the Product in 2007 and the Annualized Net Sales in 2008 exceed [**] Dollars ($[**]), the Parties shall negotiate in good faith as set forth in this Subsection 1.3.2 the extension of this Agreement for one (1) additional year.  Each Extension Term shall be governed by the terms and conditions set forth in this Agreement except (a) to the extent that such terms and conditions are amended as mutually agreed to in writing by the Parties, and (b) the payment provisions set forth in Article V hereof and as referenced elsewhere in this Agreement, shall be subject to re-negotiation for each Extension Term.  In the event that a Party wishes to enter into an Extension Term, it shall notify the other Party in writing at least three (3) months prior to the expiration of the Co-Promotion Term.  Following receipt of such notice by the other Party, the Parties shall negotiate the financial terms applicable to the proposed Extension Term in good faith for a period of less than sixty (60) days.  In the event that the Parties fail to reach agreement on the payment provisions prior to the expiration of the Co-Promotion Term, then the Agreement shall expire upon expiration of the Co-Promotion Term then in effect without further extension at such time.

ARTICLE II

PRE-COMMENCEMENT ACTIVITIES

2.1                               Generally.  During the Pre-Commencement Period, the Parties shall complete the activities described in Sections 2.2 through 2.4 below.  In the event that, following all commercially reasonable efforts of both Parties, all such activities have not been completed on or prior to the commencement of the Co-Promotion Term, then, so long as the Minimum Pre-Commencement Activities have been completed on or prior to the commencement of the Co-Promotion Term, the Parties shall proceed as otherwise contemplated by this Agreement and shall continue to use all commercially reasonable efforts to complete the remainder of the activities that were supposed to have been completed during the Pre-Commencement Period as soon as practicable, but in no event later than March 31, 2007.  In the event that the Minimum Pre-Commencement Activities have not been fully performed on or prior to the commencement of the Co-Promotion Term, then the Parties shall proceed in accordance with the following Sections 2.1.1 and 2.1.2.

2.1.1                        The Pre-Commencement Period shall be extended automatically to January 29, 2007 provided that the Steering Committee shall convene on or before December 31, 2006 to review the activities completed by the Parties to date and shall assign clear responsibilities and deadlines to each Party, as applicable, to facilitate completion of the Minimum Pre-Commencement Activities by January 29, 2007.  OBI may not commence Co-Promotion of the Product until the Minimum Pre-Commencement Activities have been completed unless otherwise agreed upon by the Steering Committee.

2.1.2                        In the event the Minimum Pre-Commencement Activities are fully performed by January 29, 2007 but all activities described in Sections 2.2 through 2.4 below have not been completed, the Steering Committee shall convene on or before such date to review the activities completed by the Parties to date and shall assign clear responsibilities and deadlines to each Party, as applicable, to facilitate completion of such activities as soon as reasonably practicable but no later than March 31, 2007.

2.2                               Co-Promotion Plan.  The Parties shall develop and complete a plan to Co-Promote the Product in the Co-Promotion Territory (the “Co-Promotion Plan”). The Parties shall amend and update the Co-Promotion Plan semi-annually during each calendar year or more frequently as determined by the Steering Committee.  The Co-Promotion Plan, as the same may be amended and updated from time to time, shall be approved by the Co-Promotion and Marketing Committee and incorporated into this Agreement as Appendix B.  Each Party shall use all commercially reasonable efforts to complete the Co-Promotion Plan within sixty (60) days of the Effective Date, but in any event, subject to Section 2.1.1 and 2.1.2 of this Agreement, prior to the commencement of the Co-Promotion Term.  The Co-Promotion Plan shall include, without limitation, the Target List, Call Plan and Call Reporting and Review Requirements as described further in this Section 2.2.

2.2.1                        Target List. MLNM shall provide to OBI, for review by and consultation with OBI, a list of First Position Targets and Second Position Targets (collectively, the “Target List”) no later than [**] days following the Effective Date, which Target List shall be incorporated into the Co-Promotion Plan.  The Target List shall include only health care professionals [**] or any other indications for the Product that are approved in the Co-Promotion Territory during the Co-Promotion Term.  OBI shall bring to the attention of the Co-Promotion and Marketing Committee any prescribers of the Product known to OBI who are not MLNM Targets.  MLNM may, in consultation with the Co-Promotion and Marketing Committee, update the Target List semi-annually during each calendar year or more frequently as determined by the Co-Promotion and Marketing Committee; provided, however, that a change in the identity of more than [**] percent ([**]%) of the First Position Targets or [**] percent ([**]%) of the Second Position Targets on the Target List shall require the mutual agreement of the Parties.

2.2.2                        Call Plan.  OBI shall develop a plan for Calling on the MLNM Targets (the “Call Plan”) and update the Call Plan at least semi-annually during each calendar year or more frequently as OBI may determine.  The Call Plan and each update thereto shall be subject to review, input and approval by the Co-Promotion and Marketing Committee and shall be incorporated into the Co-Promotion Plan following approval by the Co-Promotion and Marketing Committee. The Call Plan shall be consistent with the requirements of Section 3.2.1.  OBI shall provide all Sales Representatives with a copy of the applicable Call Plan.

2.2.3                        Call Reporting and Review Requirements.  The Co-Promotion and Marketing Committee shall develop reporting and review requirements whereby OBI shall provide MLNM with reports regarding execution of the Call Plan by OBI so that MLNM may monitor execution of the Call Plan by OBI (the “Call Reporting and Review Requirements”).

(a)                                  The Call Reporting and Review Requirements shall be incorporated into the Co-Promotion Plan and shall provide, inter alia that:

(i)                                     During the Co-Promotion Term, within [**] days of the end of each calendar month, OBI shall provide a final detailed report to MLNM summarizing the Call activity for such calendar month (each such report, a “Monthly Call Report”).  Each Monthly Call Report shall include with respect to each Call made by the Sales Representatives (1) the date of the Call; (2) the MLNM Target (including identifying information mutually agreed upon by the Parties in the Co-Promotion Plan); (3) the location of the Call; (4) message information to the extent available in the OBI call reporting system; (5)  account information to the extent available in the OBI call reporting system (including identifying information mutually agreed upon by the Parties in the Co-Promotion Plan); (6) identification of Sales Representative who performed the Call; (7) position of the Product detail (i.e., First Position Call or Second Position Call), and (8) any other information agreed to by the Parties.  OBI shall provide such Monthly Call Report to MLNM in an electronic format mutually agreed to by the Parties;

(ii)                                  During the Co-Promotion Term, within [**] days after the end of each calendar quarter, OBI shall provide a final detailed report to MLNM summarizing the Call activity for such quarter and indicating for each MLNM Target, the number of First Position Calls and Second Position Calls by month achieved by OBI during such quarter with respect to such First Position Target and such Second Position Target, as applicable (each such report a “Quarterly Call Report”).  OBI shall provide such Quarterly Call Report to MLNM in an electronic format mutually agreed upon by the Parties.

(iii)                               OBI shall provide MLNM with copies of all significant communications relating to the Product and this Agreement made by OBI to its Co-Promotion Representatives (including, without limitation, emails and Product specific information) within such time frames and by such means as are specified in the Co-Promotion Plan; and

(iv)                              At MLNM’s written reasonable request, made not less than [**] Business Days prior to the applicable event, MLNM shall have the right to monitor the performance of Sales Representatives in a mix of geographical territories through (1) [**] relating to this Agreement and (2) [**] (including, without limitation, [**].  MLNM shall also have the right, upon written request made to OBI from time to time, to review the results of [**] agreed upon by the Parties to evaluate the knowledge of the Sales Representatives with respect to the Product, the Promotional Materials and the Call Plan and the performance of Calls by the Sales Representatives.

(b)                                 MLNM, as part of the Co-Promotion Plan, shall within [**] Business Days following the public release of its quarterly results, provide to OBI Product sales data (for e.g., in vials, by account, by month) to the extent available, in a form selected by MLNM that will permit the manipulation and analysis of the data.  OBI shall be permitted to use such data for the sole purpose of planning Co-Promotional activities set forth under this Agreement.  MLNM will in its sole discretion, provide additional reports or data as may become available to MLNM to assist OBI in planning Co-Promotional activities under this Agreement.  For each MLNM Target, MLNM will provide to OBI to the extent available the number of calls by MLNM sales representatives received over the calendar quarter [**] days after the end of each quarter.     MLNM makes no representation or warranty as to the accuracy or completeness of such call activity data.

2.3                               Training Plan and Activities.  The Parties shall develop a training plan (the “Training Plan”) with respect to their performance pursuant to this Agreement and the Co-Promotion Plan pursuant to which (a) MLNM shall provide initial and supplementary training pursuant to this Agreement to OBI personnel who are designated by OBI as trainers of the other Co-Promotion Representatives (the “OBI Trainers”) with respect to their performance pursuant to this Agreement and the Co-Promotion Plan, and (b) OBI Trainers shall provide initial and supplementary training to the other Co-Promotion Representatives.  Each Party shall use all commercially reasonable efforts to complete the Training Plan within [**] days of the Effective Date and shall incorporate the same into this Agreement as Appendix C.  The Training Plan shall include, without limitation, the following obligations of the Parties:

2.3.1                        OBI shall provide a sufficient number of OBI Trainers to train all of the Sales Representatives.  The OBI Trainers shall be selected by OBI and have prior experience in selling oncology therapeutics similar to those otherwise used by OBI for its own products.

2.3.2                        MLNM shall provide one (1) copy of training materials to OBI for use solely in connection with (a) the training of the OBI Trainers and (b) the training of the other Co-Promotion Representatives by the OBI Trainers pursuant to the Training Plan.  OBI shall have the right to reproduce such training materials and provide copies of the same to the OBI Trainers and the Co-Promotion Representatives for use in connection with their training pursuant to the Training Plan.

2.3.3                        On or prior to December 31, 2006 MLNM shall complete its training of the OBI Trainers with respect to (a) sales and scientific materials regarding the disease state information on multiple myeloma and (b) use of the Product in the approved indication for multiple myeloma in the Co-Promotion Territory.

2.3.4                        The Parties shall jointly develop assessment materials to allow MLNM to test the performance of OBI Trainers and each OBI Trainer shall be required to receive an individual minimum score of [**] percent ([**]%) under such tests before he or she initiates training of Co-Promotion Representatives.

2.3.5                        OBI shall ensure that the OBI Trainers train the Co-Promotion Representatives in accordance with the Training Plan.  Prior to January 29, 2007, OBI shall also ensure, through training assessments jointly developed by the Parties for such purpose, but administered by OBI, that each Co-Promotion Representative receives training regarding (a) the Product, (b) the disease state(s) for which the Product is indicated in the Co-Promotion Territory and (c) the Calls to be conducted by the Co-Promotion Representatives that meets current standards of OBI applicable to other pharmaceutical products promoted by OBI, as well as applicable industry standards for comparable pharmaceutical products.  OBI shall provide MLNM with reasonable advance notice and opportunity to attend and participate in activities related to the training of the Co-Promotion Representatives pursuant to and in accordance with the Training Plan.

2.3.6                        MLNM shall provide supplementary training to OBI Trainers as deemed necessary and appropriate by MLNM during the Co-Promotion Term including without limitation training regarding any newly approved indication for the Product or emerging Product safety information.  OBI shall cause the OBI Trainers to provide initial training in accordance with the Training Plan to any additional or replacement Co-Promotion Representatives and supplementary training to other Co-Promotion Representatives as deemed necessary and appropriate by OBI during the Co-Promotion Term.

2.3.7                        Each Party shall be responsible for ensuring that all of its personnel involved in the activities set forth under this Agreement, complies with all Applicable Laws.  Each Party shall ensure that all of its personnel involved in the Co-Promotion receives such compliance training regarding Applicable Laws in a manner consistent with all applicable pharmaceutical industry standards.

2.4                               Core Promotional Materials.

2.4.1                        Prior to the commencement of the Co-Promotion Term, MLNM shall develop a set of Promotional Materials for the purposes of this Agreement for use during the Co-Promotion Term (the “Core Promotional Materials”).  The Core Promotional Materials shall be subject to timely review and approval in accordance with MLNM standard operating procedures by duly authorized representatives of each Party’s designated promotional review team at a joint meeting of such representatives.  The Parties shall ensure that any Core Promotional Materials to be used by Co-Promotion Representatives comply with each Party’s applicable regulatory compliance policies.  For purposes of clarification, subject to Section 11.5.4, nothing in this Agreement shall restrict MLNM’s right to independently undertake any promotional or marketing activities with respect to the Product, or to develop and use Promotional Materials for the purposes of promoting and marketing the Product, in each case in the Co-Promotion Territory and its territories and possessions.

2.4.2                          The Core Promotional Materials shall contain the logos with appropriate prominence of both MLNM and OBI with designation of OBI as co-promoting the Product in the Co-Promotion Territory.  The location and statement of the OBI logo shall be as mutually agreed upon by the Parties.  MLNM may revise, update or develop additional  Core Promotional Materials from time to time during the Co-Promotion Term subject to the review and approval process described above.  The Core Promotional Materials shall also be subject to revision by MLNM during the Co-Promotion Term as deemed necessary and appropriate by MLNM based on (a) changes in the Product Label and Insert or (b) suggestions, requirements or mandates of the FDA or other Governmental Authorities and/or Applicable Law.

2.4.3                        MLNM shall provide OBI with copies of the Core Promotional Materials in the quantities requested by OBI from time to time during the Co-Promotion Term to perform its obligations pursuant to this Agreement and subject to the In Kind Payment set forth in Section 5.2.2.  MLNM shall ship such copies to OBI to one distribution center designated by OBI.

ARTICLE III

CO-PROMOTION

3.1                               Rights and Obligation to Co-Promote; Combined Use with Doxil®

3.1.1                        Subject to the terms and conditions of this Agreement, MLNM grants to OBI the co-exclusive right with MLNM, and OBI hereby accepts the obligation, to Co-Promote the Product within the Co-Promotion Territory during the Co-Promotion Term. OBI shall have the non-exclusive right and obligation subject to the applicable terms and conditions set forth in Section 9.8 of the Collaboration and License Agreement to use the VELCADE® mark to the extent necessary for OBI to fulfill its Co-Promotion obligations under this Agreement.  Any rights of MLNM not expressly granted to OBI hereunder with respect to the co-promotion of the Product in the Co-Promotion Territory or otherwise related to the Product shall be retained by MLNM in accordance with the terms of this Agreement and the Collaboration and License Agreement.

3.1.2                        Subject to the terms and conditions of this Agreement, upon receipt by OBI or its Affiliates, as applicable, of notice of acceptance by the FDA of OBI’s or its Affiliate’s sNDA filing for the marketing and sale of Doxil® for use in combination with the Product for treatment of multiple myeloma (the “Combination sNDA Filing”), OBI and its Affiliates hereby grant to MLNM: (a) a non-exclusive right and license to promote in the Co-Promotion Territory and its territories and possessions the use of the Product in combination with Doxil® in accordance with the United States package insert for Doxil®, (b) a non-exclusive right and license to use the Doxil® trademark solely in connection with the marketing and sales of the Product in the Co-Promotion Territory and its territories and possessions for use in combination with Doxil®, (c) a non-exclusive right to use all Doxil® Data (as defined below) in connection with the marketing and sales in the Co-Promotion Territory and its territories and possessions of the Product for use in combination with Doxil® , and (d) a non-exclusive right to include such combination as a new use on the Product Label and Insert and full prescribing information for the Product in the Co-Promotion Territory and its territories and possessions by cross-referencing the Doxil® label (or any data contained or referenced in any submissions or applications made by OBI or its Affiliates for the marketing approval of such combination by the FDA) in any submissions or applications which MLNM may make to the FDA with respect to such new use (the “Doxil® License”).  During the term of this Agreement, the Doxil® License shall be royalty-free and fully paid-up.  In the event this Agreement is terminated pursuant to Sections 8.1.1, 8.1.2(a), (b) (solely in the event the basis of such termination is a material breach by OBI), (c), (d), (e), (g) or (h), or Section 8.2, the Doxil® License shall survive such termination and shall be  royalty-free, fully paid-up, perpetual and irrevocable.    If this Agreement is terminated pursuant to Section 8.1.2(b) in the event the basis of such termination is a material breach by MLNM or pursuant to Section 8.1.2(f), the Doxil® License shall not survive unless if, on the applicable effective date of termination of this Agreement under such sections, the FDA has accepted MLNM’s sNDA filing for the marketing and sale of the Product for use in combination with Doxil for treatment of multiple myeloma, in which case, the Doxil® License shall survive and be royalty-free, fully paid-up, irrevocable and perpetual; provided, however, if the FDA does not approve the sNDA such license shall terminate. MLNM shall have no right to transfer, assign or sublicense its rights under the Doxil® License during the term of this Agreement and following its termination except:  (x) MLNM may assign its rights under the Doxil® License to a Third Party in connection with an assignment of this Agreement by MLNM to such Third Party pursuant to Section 14.11, and (y)  MLNM may sublicense its rights under the Doxil® License to a Third Party in connection with a license to Commercialize (as defined in the Collaboration and License Agreement) the Product in the Co-Promotion Territory that is granted by MLNM to such Third Party (to the extent permitted under the Collaboration and License Agreement).  For purposes of this Section 3.1.2, “Doxil® Data” shall mean any data relating to Doxil® submitted by OBI or its Affiliate to FDA in the Combination sNDA Filing and any data submitted by OBI or its Affiliate to FDA to update, support or supplement the product label for Doxil®.  OBI and its Affiliates agree to promptly disclose and provide to MLNM any Doxil® Data provided to the FDA and, upon MLNM’s request from time to time, all Doxil Data and any other data contained or referenced in the Combination sNDA Filing and any updates thereto, to the extent such information and data is available at the time of each such request.  Notwithstanding anything to the contrary herein, OBI makes no representation or warranty to MLNM relating to (A) MLNM’s ability to obtain FDA approval of the use of the Product in combination with Doxil®, or (B) OBI’s and its Affiliate’s ability to obtain FDA approval of the Combination sNDA Filing.  MLNM shall ensure (1) that all statements and claims related to Doxil®, including as to efficacy and safety, are consistent with and in strict compliance with the Doxil® label and insert and all Applicable Laws, including the Act, and (2) that all comments about Doxil® and OBI are truthful, accurate and in strict compliance with Applicable Laws.   In addition, at any time during and after the Co-Promotion Term when such combination is not included on the Product Label and Insert, MLNM shall ensure that all statements and claims related to Doxil® are consistent with messaging approved in advance by the Co-Promotion and Marketing Committee pursuant to Section 4.2.1 (or otherwise approved by OBI in writing).  MLNM shall ensure and require that any permitted assignees and permitted sublicensees of the Doxil® License comply with the foregoing requirements.  Any rights of OBI not expressly granted to MLNM hereunder with respect to Doxil® shall be retained by OBI.  OBI shall cause its Affiliates promptly after execution of this Agreement to enter into a fully paid up, royalty-free trademark license with MLNM consistent with the terms of this Section 3.1.2 and any other agreements necessary to effect the grants made under this Section 3.1.2, each in a form mutually acceptable to both Parties.

3.2                               Reach and Frequency; Minimums.

3.2.1                        During the Co-Promotion Term, OBI shall execute a Call Plan which shall direct its Sales Representatives to complete [**] per month within the Measurement Period for each First Position Target and [**] per month within the Measurement Period for each Second Position Target (collectively, the “Call Standard”). During each Measurement Period, OBI shall use commercially reasonable efforts to cause its Sales Representatives to conduct Calls in accordance with the Call Plan; provided, however, that neither any failure of OBI to use such commercially reasonable efforts nor any failure to meet the Call Standard shall constitute a breach of this Agreement or otherwise entitle MLNM to terminate this Agreement; and provided, further, that in no event shall this proviso limit the rights of MLNM to terminate under Section 3.2.4.

3.2.2                        In the event OBI fails, during any Measurement Period, to achieve the Call Standard, OBI shall, in any event, cause its Sales Representatives to conduct Calls with (a) a Reach of not less than [**] percent ([**]%) of First Position Targets and not less than [**] percent ([**]%) of Second Position Targets, and (b) a Minimum Frequency of not less than [**] Calls within the Measurement Period for Reached First Position Targets and not less than [**] Calls within the Measurement Period for Reached Second Position Targets.  The aforementioned Reach and Minimum Frequency requirements are referred to, collectively, as the “Minimum Commitment”. For purposes of subsections 3.2.2 through 3.2.4 of this Agreement: (x) “Minimum Frequency” means, with respect to a Measurement Period, the ratio determined by dividing (i) the aggregate number of Calls made to Reached First Position Targets or Reached Second Position Targets (as the case may be) in such Measurement Period by (ii) the number of Reached First Position Targets or Reached Second Position Targets (as the case may be) in such Measurement Period; (y) a “Reached First Position Target” means, with respect to a Measurement Period, a First Position Target who received at least [**] during such Measurement Period; and (z) a “Reached Second Position Target” means, with respect to a Measurement Period, a Second Position Target who received at least [**] during such Measurement Period.  With respect to a particular MLNM Target, no more than [**] Calls to such MLNM Target in a calendar month and no more than [**] Calls to such MLNM Target in a Measurement Period shall be included in the numerator of the calculation of Minimum Frequency, provided, that, with respect to First Position Targets, such Calls shall be First Position Calls.  For purposes of calculating Reach and Minimum Frequency to a Second Position Target, a Call may be a First Position Call or a Second Position Call.

3.2.3                        In the event that OBI does not meet the Minimum Commitment during a Measurement Period (a “Non-Performing Period”), then any Commission Payments due to OBI under Section 5.3 for the calendar year during which the Non-Performing Period occurred shall be reduced by [**] percent ([**]%).  In the event one or more than one Non-Performing Periods occurs in a calendar year, then any Commission Payments due to OBI under Section 5.3 for such calendar year shall be reduced by [**] percent ([**]%) multiplied by the number of Non-Performing Periods in such calendar year.

3.2.4                        In the event [**] Non-Performing Periods occur during the Co-Promotion Term (whether occurring consecutively or not), such event shall be deemed to be an “OBI Non-Performance Breach” and (a) MLNM shall not be obligated to pay OBI any Call Cost Payments with respect to the [**] Non-Performing Period or any Variable Cost Payments with respect to the [**] Non-Performing Period, (b) Commission Payments for the calendar year in which the [**] Non-Performing Period occurs shall be reduced as set forth in Section 3.2.3 and (c) MLNM shall have the right to terminate this Agreement pursuant to Section 8.1.2(a) at any time within one-hundred and eighty (180) days after the occurrence of such Non-Performance Breach.  In the event MLNM does not elect to terminate this Agreement pursuant to Section 8.1.2(a) and additional Non-Performing Period(s) occur after the [**] Non-Performing Period, the provisions of this Section 3.2.4 shall apply to such Non-Performing Period(s) without taking into account the one-hundred and eighty (180) day period set forth in clause (c) above.

3.2.5                        Notwithstanding anything to the contrary in this Agreement, termination of this Agreement by MLNM pursuant to Section 8.1.2(a) (together with the modification to MLNM’s payment obligations as described in Sections 3.2.3 and 3.2.4 above and the

Termination Fee pursuant to Section 8.3.2(a)) shall be the sole and exclusive remedy of MLNM for any Losses of MLNM caused by or arising as a result of OBI’s failure to satisfy the Minimum Commitments.  MLNM shall not have the right to terminate this Agreement pursuant to Section 8.1.2(b) (relating to material breach) on the basis of OBI’s failure to satisfy the Minimum Commitments in one or more Measurement Periods which failure is a basis for termination by MLNM pursuant to Section 8.1.2(a).

3.3                               Sales Representatives.

3.3.1                        OBI shall not use any contract sales organizations or other Third Parties to satisfy any or all of its obligations under this Agreement.  Subject to Section 11.8, MLNM at its discretion may use a contract sales organization to supplement its employee sales force.

3.3.2                        At all times during the Co-Promotion Term, OBI shall use all commercially reasonable efforts to deploy a sales force (the “OBI Sales Force”) of at least approximately the same number (the “Current Sales Force Size”) of sales representatives as are in the OBI oncology field sales force on the Effective Date.  The OBI Sales Force shall be responsible for Co-Promoting the Product in accordance with this Agreement and the Co-Promotion Plan.  Such responsibilities shall be in addition to but not to the exclusion of the promotion of Doxil® and Procrit® on behalf of OBI.  During the Co-Promotion Term, OBI shall promptly notify MLNM at least [**] days in advance, to the extent practical but in no event later than the first of the following occurrences, of (a) the implementation of any reduction in the OBI Sales Force to less than [**] percent ([**]%) of the Current Sales Force Size or (b) the removal of one or more of the aforementioned products (Doxil® and Procrit®) from the group of products that the OBI Sales Force is engaged to promote or the addition of one or more products to their promotional activities.  In addition, as soon as practicable but no later than [**] days after such notification to MLNM, OBI shall provide the Steering Committee with a written plan that demonstrates that OBI shall continue to direct the OBI Sales Representatives  to meet the Call Standard  following such reduction in the Sales Force and/or change in the product mix.  In the event that OBI fails to meet the Call Standard, and does not satisfy the Minimum Commitment in the first full Measurement Period occurring after notification of such sales force reduction or product mix change, an OBI Non-Performance Breach shall be deemed to have occurred and such Measurement Period shall be treated as the [**] Non-Performing Period under Section 3.2.4 if, at any time prior to such first full Measurement Period, there is one or more Non-Performing Period.

3.3.3                        OBI shall provide appropriate incentives that are competitive in the marketplace to its Co-Promotion Representatives to optimize OBI’s Co-Promotion of the Product in accordance with Applicable Laws.  Such incentives shall include, without limitation, attributing not less than [**] percent ([**]%) of the total target incentive compensation that may be earned by each Sales Representative to his or her efforts towards Co-Promotion of the Product in the Co-Promotion Territory.  OBI shall be solely responsible for providing compensation and benefits due to the Co-Promotion Representatives.

3.4                               Promotional Materials.

3.4.1                        All electronic and physical advertising, promotional, educational, training and communication materials for marketing and advertisement of the Product in the Co-Promotion Territory including, without limitation, detail aids, file cards, premium items, reprints, booth panels and any other promotional support items (collectively, the “Promotional Materials”) shall be developed, produced and revised solely by or at the direction of MLNM, provided, however that the Core Promotional Materials shall be developed and revised as set forth in Section 2.4.  Promotional Materials include Core Promotional Materials.

3.4.2                        In the event that there are certain MLNM Promotional Materials other than the Core Promotional Materials that OBI considers useful in its Co-Promotion of the Product, such as MLNM’s Patient Starter Kit, OBI shall notify the Co-Promotion and Marketing Committee.  If approved by such committee, MLNM shall provide such other Promotional Materials to OBI and charge OBI an amount equal to MLNM’s direct cost.  OBI shall pay to MLNM such amounts within [**] days after OBI’s receipt of an invoice for such amounts.

3.4.3                        OBI shall provide sales direction, training and communications to all Co-Promotion Representatives on a basis and in a manner that is consistent with the Product Label and Insert and Promotional Materials that OBI received pursuant to this Agreement.  OBI shall, and shall cause its Sales Representatives to (a) only use such Promotional Materials provided by MLNM in connection with the Co-Promotion of the Product, (b) ensure that all statements and claims related to the Product, including as to efficacy and safety, are consistent with and in strict compliance with the Product Label and Insert and such Promotional Materials, and all Applicable Laws, including the Act, (c) ensure that all comments about the Product, Product competition, other products and MLNM are truthful, accurate and in strict compliance with Applicable Laws, and (d) not change such Promotional Materials in any respect.  Without limitation to the foregoing, OBI shall not, and shall not cause or permit its Sales Representatives to make any untrue or misleading statements or comments about the Product, and/or take any action that jeopardizes, or could reasonably be expected to jeopardize the goodwill or reputation of MLNM or its products.

3.5                               Product Sales.

3.5.1                        MLNM shall have the sole right and responsibility for establishing and modifying the terms and conditions of the sale of the Product within the Co-Promotion Territory, including (a) the price at which the Product shall be sold, (b) whether the Product shall be subject to trade or quantity discounts, (c) whether any discount shall be provided for payments on accounts receivable, (d) whether the Product shall be subject to rebates, returns and allowances or retroactive price reductions, (e) the channels of distribution of the Product, (f) whether credit is to be granted or refused in connection with any sale of Product, and (g) discussions with Government Authorities regarding Product pricing or reimbursement.

3.5.2                        MLNM shall provide Sales Representatives with general information related to the placement of orders for the Product by health care professionals with prescribing authority in the Co-Promotion Territory.  OBI shall not, and shall not permit its Sales Representatives to, solicit or accept orders for the Product but rather, shall promptly direct any orders that it receives and cause its Sales Representatives to promptly direct any orders they may receive to MLNM or to its sole distributor, MillenniumDirect™, or any other such distributor as designated by MLNM.  MLNM shall cause its sole distributor to accept all orders for the Product within the Co-Promotion Territory at pricing determined by MLNM in its sole discretion and subject to MLNM’s standard terms and conditions.  Such standard terms and conditions as in effect on the Effective Date are attached as Appendix D to this Agreement and MLNM shall provide any modification thereto to OBI as soon as practicable but no later than within [**] days after the effectiveness of such modifications, along with a corresponding update to Appendix D.  MLNM shall be solely responsible for responding to requests from MLNM Targets for individual patients who need the Product but are unable to afford it.  OBI shall promptly direct any such requests that it receives and cause its Sales Representatives to promptly direct any such requests that they may receive to MLNM.

3.6                               Product Recall and Withdrawal.  Recalls and withdrawals of the Product shall be handled in accordance with the Collaboration and License Agreement.  In the event that MLNM decides to conduct a recall in the Co-Promotion Territory in accordance with the Collaboration and License Agreement, MLNM shall advise OBI with respect to any actions to be taken by OBI in connection with the recall.

3.7                               Product Return.  MLNM shall have the sole responsibility and right to accept, either directly or indirectly, any request to return Product in the Co-Promotion Territory.  OBI shall not solicit the return of any Product and shall promptly notify MLNM of any returned Product received by OBI by contacting the MLNM Medical Drug Information Call Center at 1-866-VELCADE or as may otherwise be reasonably directed by MLNM from time to time.  Any Product returned by OBI shall be accompanied by a fully completed return form provided by MLNM and shall be shipped by OBI to a facility designated by MLNM.  All reasonable shipping costs of OBI in connection with any Products returned by OBI to MLNM in the Co-Promotion Territory shall be reimbursed by MLNM.

3.8                               Product Medical Inquiries.

3.8.1                        MLNM shall have the exclusive right to respond to all questions or requests for information about the Product made by any medical professionals or any other person to OBI or its Sales Representatives that (a) are not appropriate, per Applicable Laws, for a response to be made by a Sales Representative, (b) if appropriate per Applicable Law for a response to be made by a Sales Representative, warrant a response beyond the knowledge or understanding of such Sales Representatives, or (c) are beyond the scope of the Core Promotional Materials (all such questions or requests being referred to as “Product Medical Inquiries”).  OBI shall direct its Sales Representatives to direct all Product Medical Inquiries within [**] of their receipt thereof to the MLNM Medical Drug Information Call Center at 1-866-VELCADE or as may otherwise be reasonably directed by MLNM from time to time.  In no event shall OBI respond to, or permit its Sales Representatives to respond to any Product Medical Inquiry.

3.9                               Additional Activities.  OBI shall not be prohibited from undertaking promotional activities with respect to the Product that are in excess of those for which OBI is responsible under this Agreement and the then current Co-Promotion Plan, provided that such excess promotional activities (a) are not inconsistent with this Agreement or the then current Co-Promotion Plan, (b) are approved by the Co-Promotion and Marketing Committee, (c) are in

compliance with Applicable Laws and industry guidance, including, without limitation, the Accreditation Council for Continuing Medical Education Standards for Support of Continuing Medical Education, the American Medical Association Guidelines on Gifts to Physicians from Industry, the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals,  (d) do not involve the development or use of additional promotional materials, (e) are undertaken and performed at the sole cost and expense of OBI, and (f) MLNM receives a report within [**] days of the end of each calendar month during which such activities are undertaken, describing such activities, including but not limited to, call information, frequency and other items identified by the Co-Promotion and Marketing Committee.

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ARTICLE IV
GOVERNANCE

4.1      Steering Committee.

4.1.1        Formation; Purpose.  Simultaneously with the execution of this Agreement, the Parties shall establish a Steering Committee (the “Steering Committee”) which shall: (a) oversee the activities to be undertaken by the Parties during the Pre-Commencement Period as described in Article II of this Agreement, (b) oversee the Co-Promotion activities to be under taken by the Parties during the Co-Promotion Term; (c) endeavor to resolve disputes of the Co-Promotion and Marketing Committee referred to the Steering Committee pursuant to Section 13.1.1.

4.1.2        Membership.         The Steering Committee shall consist of no more than six (6) members and no less than two (2), half of whom shall be management level employees of MLNM who are appointed by MLNM and half of whom shall be management level employees of OBI who are appointed by OBI.  Each Party shall promptly fill any vacancy created by the resignation or removal of any members appointed by such Party.  Either Party may remove and replace any of its members with or without cause at anytime by prior written notice to the other Party.

4.1.3        Meetings; Voting.  The Steering Committee shall meet at such times as determined by the Parties but not less than once per calendar quarter at locations designated on an alternate basis by the Parties.  Each Party shall bear its own costs associated with the attendance of its appointees at the meetings.  MLNM shall designate one of its appointees as the Chair of the Steering Committee.  The committee shall operate by consensus with each Party having one (1) vote on the Steering Committee.

4.2      Co-Promotion and Marketing Committee.

4.2.1        Formation; Purpose.  Prior to the commencement of the Co-Promotion Term, the Steering Committee shall establish a Co-Promotion and Marketing Committee (the “Co-Promotion and Marketing Committee”) which shall be responsible for (a) the development, implementation and oversight of the activities of the Parties under the Co-Promotion Plan, (b) sharing relevant market information (e.g., market research) with each other to the extent permissible under Applicable Laws, (c) assessing and recommending mutually advantageous propositions for the Parties that MLNM may adopt in its sole discretion, and (d) ensuring consistent messaging regarding the combination of the Product with Doxil® consistent with the terms of Section 3.1.2, and discussing the messaging regarding the combination of the Product with doxorubicin in relapsed multiple myeloma.  OBI and MLNM shall share all proposed messaging and market research regarding the combined use of the Product with Doxil® with the committee to enable it to discharge its responsibility pursuant to subpart (d) above.

4.2.2        Membership.         The Co-Promotion and Marketing Committee shall consist of an equal number of members appointed by each Party, which number shall be mutually agreed to by the Parties.  Each member shall be a senior sales and marketing employee of the Party appointing such member.  Each Party shall promptly fill any vacancy created by the resignation or removal of any members appointed by such Party.  Either Party may remove and replace any of its members with or without cause at anytime by prior written notice to the other Party.

4.2.3        Meetings; Voting.  The Co-Promotion and Marketing Committee shall meet at such times as determined by the Parties but not less than once per calendar quarter at locations designated alternately by each Party.  Each Party shall bear its own costs associated with the attendance of its appointees at the meetings.  Each Party shall designate one of its appointees to act as a liaison with the global commercialization team, i.e. the GCT as defined and established pursuant to the Collaboration and Licensing Agreement.  The committee shall operate by consensus with each Party having one (1) vote on the Co-Promotion and Marketing Committee.  Any disagreement of the committee shall be referred to the Steering Committee for attempted resolution.

4.2.4        Working Groups. The Co-Promotion and Marketing Committee may establish working groups to oversee particular projects or activities of such committee and each working group shall be constituted and shall operate as determined by such committee.

ARTICLE V
COMPENSATION

In consideration of OBI’s Co-Promotion of the Product in accordance with the terms of this Agreement and subject to the terms and conditions of this Agreement, MLNM shall provide compensation to OBI as set forth below in this Article V.

5.1      Call Costs Payments.

5.1.1        “Call Costs” means an amount equal to [**] Dollars ($[**]) with respect to each First Position Call and [**] Dollars ($[**]) with respect to each Second Position Call.  Beginning on January 1, 2008, each Call Cost shall be increased or decreased by the percentage increase or decrease in the applicable CPI as of the then most recent annual period ending December 31 over the level of such CPI on December 31, 2006.

5.1.2        In addition to the other amounts payable pursuant to this Article V, MLNM shall pay OBI [**] percent ([**]%) of each Call Cost (the “Call Cost Payment”) with respect to each Call made by Sales Representatives to Co-Promote the Product to MLNM Targets in accordance with the Call Plan up to a maximum amount equal to (a) [**] Dollars ($[**]) per calendar quarter in each of 2007 and 2008 for all First Position Targets and (b) [**] Dollars ($[**]) per calendar quarter in 2007 and 2008 for all Second Position Targets.  Beginning on January 1, 2008, the maximum amounts set forth under subsections (a) and (b) above with respect to Call Cost Payments for 2008 shall be increased or decreased by the percentage increase or decrease in the applicable CPI as of the then most recent annual period ending December 31 over the level of such CPI on December 31, 2006.

5.2      Variable Costs. In addition to the other amounts payable pursuant to this Article V, MLNM shall also make the following payments to OBI (collectively referred to as “Variable Cost Payments”):

5.2.1        Incentive Compensation.  Quarterly payments of [**] Dollars ($[**]) with respect to each of 2007 and 2008 for incentive compensation (the “Incentive Payments”) for those OBI sales personnel who are directly involved in the Co-Promotion provided that OBI submits a report of total Variable Cost Payments due in accordance with Section 5.5.2 of this Agreement.  OBI shall use the Incentive Payments in accordance with Section 3.3.3 of this Agreement.

5.2.2        Core Promotional Materials.  An “in-kind” payment of up to [**] Dollars ($[**]) (the “In Kind Payment”) in each of 2007 and 2008 in Core Promotional Materials to be used by the Sales Representatives.  This payment shall be calculated using the “direct costs” of MLNM to produce such Core Promotional Materials.  The cost of any Core Promotional Materials in excess of the In Kind Payment in either 2007 or 2008 must be agreed to by the Co-Promotion and Marketing Committee.  If approved, the amount in excess of the In Kind Payment shall be shared equally by the Parties unless otherwise agreed by the Co-Promotion and Marketing Committee.  The In Kind Payment may not be applied towards the cost of Promotional Materials requested by OBI other than Core Promotional Materials pursuant to Section 2.4.3.  OBI shall pay its share of the production costs for the copies of the Core Promotional Materials provided by MLNM in excess of the In Kind Payment within [**] days of invoice from MLNM.

5.2.3        Co-Promotion Manager.  [**] Dollars ($[**]) in each of 2007 and 2008 to reimburse OBI its actual, out-of-pocket costs of a fully dedicated employee of OBI who is at a director level or above, to oversee and manage OBI’s day-to-day operations under this Agreement (the “Co-Promotion Manager”). The foregoing amounts shall be pro-rated if the Co-Promotion Manager is directly involved in these activities only for partial Measurement Periods.

5.2.4        Field Sales Training.  MLNM shall reimburse OBI for actual, out-of-pocket incremental costs incurred by OBI as a result of training activities of  Co-Promotion Representatives that are for the purposes of training related exclusively to the Co-Promotion of the Product in connection with the Training Plan (i.e. no reimbursement shall be due in connection with training activities that are only partially related to the Co-Promotion of the Product or outside of the Training Plan) in the following amounts:

(a)           Up to an amount not to exceed [**] Dollars ($[**]) in 2006; provided, however, to the extent that MLNM performs any of OBI’s obligations with respect to training activities per the Training Plan in 2006, including, without limitation, the production of training binders in order to timely complete the required activities under the Co-Promotion Plan, then the costs incurred by MLNM in performing OBI’s obligations, shall be deducted from the $[**];

(b)           Up to an amount not to exceed [**] Dollars ($[**]) in 2007; and

(c)           Up to an amount not to exceed [**] Dollars ($[**]) in 2008.

5.3      Commissions.  In addition to the other amounts payable pursuant to this Article V, MLNM shall also pay OBI commissions as set forth in this Section 5.3 (the “Commission Payments”):

5.3.1        With respect to 2007 calendar year Net Sales during the Co-Promotion Term, MLNM shall pay OBI:

[**] percent ([**]%) of that portion of such annual aggregate Net Sales that are greater than [**] Dollars ($[**] shall be referred to as “2007 Baseline”), but are less than or equal to [**] Dollars ($[**]), and

[**] percent ([**]%) of that portion of annual aggregate Net Sales that exceed [**] Dollars ($[**]):

2007 Baseline of Annual Aggregate Net Sales of Product	Amount of Annual Aggregate Net Sales of the Product that Exceed the 2007 Baseline	Commission Fee (as a % of such Net Sales Above 2007 Baseline)
$[**]	$[**] - $[**]	[**]%
	Greater than $[**]	[**]%

5.3.2        With respect to 2008 calendar year Net Sales during the Co-Promotion Term, MLNM shall pay OBI:

[**] percent ([**]%) of that portion of such annual aggregate Net Sales that are greater than [**] Dollars ($[**] shall be referred to as “2008 Baseline”) but are less than or equal to [**] Dollars ($[**]), and,

[**] percent ([**]%) of that portion of annual aggregate Net Sales that exceed [**] Dollars ($[**]).

2008 Baseline of Annual AggregateNet Sales of Product	Amount of Annual Aggregate Net Sales of the Product that Exceed the 2008 Baseline	Commission Fee (as a % of such Net Sales Above 2008 Baseline)
$[**]	$[**] - $[**]	[**]%
	Greater than $[**]	[**]%

5.3.3        Thus, pursuant to Sections 5.3.1 and 5.3.2, Commission Payments on aggregate Net Sales of the Product during the Co-Promotion Term in a calendar year shall be paid at the rate applicable to the portion of Net Sales within each of the applicable defined Net Sales levels during such calendar year.  By way of example:

If, aggregate Net Sales of the Product in 2007 equal $[**], then the commission fees payable to OBI would be calculated by adding U + V = W:

(a)           Where U equals a Commission Payment of [**]% of that portion of the Net Sales that is greater than the 2007 Baseline  but less than or equal to $[**], which equals [**];

(b)           Where V equals a Commission Payment of [**]% of that portion of Net Sales which exceeds $[**], which equals [**]; and

(c)           W equals $[**].

5.3.4        The 2007 Baseline and the 2008 Baseline shall apply with respect to all Commission Payments based on Net Sales for 2007 and 2008, respectively, including, without limitation, to the extent such Commission Payments are payable  pursuant to Section 8.3.2.  MLNM shall determine when Net Sales occur for purposes of this Article V in a manner consistent with MLNM’s customary and usual accrual procedures, consistently applied.

5.4      Tail Payment.

5.4.1        In addition to the other amounts payable pursuant to this Article V, in the event that the sum of the aggregate Net Sales of the Product during the Co-Promotion Term in 2007 and 2008 exceeds [**] Dollars ($[**]), then additional commissions shall be payable by MLNM to OBI based on Net Sales in 2009 and 2010 (each, a “Tail Payment”), as follows:

(a)           In the event that Net Sales in 2009 exceed Four Hundred Million Dollars ($[**]), MLNM shall pay OBI a Tail Payment based on Net Sales in 2009 calculated as follows:

Tail Payment = [**], up to an amount not to exceed $[**]; and

(b)           In the event that Net Sales in 2010 exceed [**] Dollars ($[**]), MLNM shall pay OBI a Tail Payment based on Net Sales in 2010 calculated as follows:

Tail Payment = [**], up to an amount not to exceed $[**].

5.4.2        By way of example, in the event that aggregate Net Sales of the Product are $[**].  In such events, the [**] calculated for use in determining the Tail Payments in 2009 and 2010 would be: [**].

5.4.3        No Tail Payment shall be earned or become payable based on Net Sales in 2009 or 2010 if the sum of the aggregate Net Sales in 2007 and 2008 is less than [**] Dollars ($[**].

5.5      Payment Terms.

5.5.1        With respect to any payments due under Section 5.2.4(a), within [**] days after the end of 2006, OBI shall submit to MLNM a report providing in reasonable detail an accounting of the applicable training costs incurred by OBI in 2006.  Within [**] days following MLNM’s receipt of such report, MLNM shall pay to OBI any undisputed amounts contained in such report.

5.5.2        Subject to Section 3.2, with respect to Call Cost Payments and Variable Cost Payments for each of 2007 and 2008, within [**] days after the end of each quarter, OBI shall submit to MLNM a report providing in reasonable detail an accounting of the total Call Cost Payments and the total Variable Cost Payments due for each quarter of 2007 and 2008 Within [**] days following MLNM’s receipt of such report, MLNM shall pay to OBI any undisputed amounts contained in such report.

5.5.3        Within [**] days after the end of each quarter, MLNM shall submit to OBI a report providing in reasonable detail an accounting of the type and quantity of Core Promotional Materials provided to OBI as In-Kind Payments under Section 5.2.2, as well as the direct costs of MLNM to produce such Core Promotional Materials and to be charged against the amounts permitted under Section 5.2.2.

5.5.4        MLNM shall calculate the Commission Payments payable to OBI for each of 2007 and 2008, if any, and pay the same to OBI within [**] days of the end of the applicable year.  Together with each such payment, MLNM shall submit to OBI a report providing in reasonable detail an accounting of all Net Sales made during such year and the calculation of the applicable Commission Payments.

5.5.5        MLNM shall calculate the Tail Payments payable to OBI for each of 2009 and 2010, if any, and pay the same to OBI within [**] days of the end of the applicable year.  Together with each such payment, MLNM shall submit to OBI a report providing in reasonable detail an accounting of all Net Sales made during such year and the calculation of the applicable Tail Payments.

5.5.6        All payments to be made by one Party to the other Party  pursuant to this Agreement shall be made electronically pursuant to wire transfer instructions provided by the receiving Party to the paying Party, as may be updated from time to time.

5.5.7        Each Party will provide the other Party, to the extent such information is  available, annual estimates of the payments described above in this Section 5.5 to assist the other Party in its accounting practices regarding any payments under this Agreement.

5.6      Late Payments.  Each Party shall pay interest to the other Party on the aggregate amount of any undisputed payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of one percent (1%) per month or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

5.7      Promotion Expenses.  Except as otherwise expressly set forth in this Agreement, each Party shall bear and be solely responsible for all costs and expenses incurred by it in connection with the promotion of the Product and the performance of its obligations under this Agreement.

5.8      Tax Matters.

MLNM shall make all payments to OBI under this Agreement without deduction or withholding for any Taxes except to the extent that any such deduction or withholding is required by Applicable Law.  Each Party shall otherwise be responsible for its own income taxes and any other Taxes payable by such Party arising under or in connection with this Agreement and shall pay all such Taxes and file any applicable tax returns on a timely basis.   Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by MLNM on behalf of OBI to the appropriate governmental authority, and MLNM shall furnish OBI with proof of payment of such tax.  Any such tax required to be withheld shall be an expense of and borne by OBI.

ARTICLE VI
ADVERSE EVENT REPORTING; FIELD REPORTS; PRODUCT COMPLAINTS,
GOVERNMENTAL COMMUNICATIONS; STATE REPORTING.

6.1      Adverse Events.  OBI shall, and shall cause each of its Sales Representatives to provide notice to MLNM within [**] of the time it, he or she becomes aware of an Adverse Event associated with use of the Product (whether or not the reported effect is (a) described in the full prescribing information or the published literature with respect to such Product or (b) determined to be attributable to such Product), or any information in or coming into its, his or her possession or control concerning such Adverse Event by contacting the MLNM Medical Drug Information Call Center at 1-866-VELCADE or by completing the adverse event report form provided by MLNM and submitting such form to MLNM or its designated safety contractor.

6.2      Field Reports.  OBI shall, and shall cause each of its Sales Representatives to, notify MLNM within [**] of the time it, he or she becomes aware of any information that might necessitate the filing by MLNM of a field alert report, as required under 21 C.F.R. §314.81(b)(1) (a “Field Alert”), as such regulation may be amended from time to time, by contacting the MLNM Call Center at 1-866-VELCADE.

6.3      Field and Efficacy.

6.3.1        OBI shall immediately notify MLNM of any information OBI receives regarding any threatened or pending action by any Governmental Authority that may affect the safety or efficacy claims of the Product or the continued marketing and Co-Promotion of the Product.  Upon receipt of any such information, MLNM may consult with OBI in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing in this Agreement shall restrict MLNM’s ability to make a timely report of such matter to any Governmental Authority or take other action that it deems to be appropriate or required by Applicable Law.

6.3.2        MLNM shall notify OBI immediately of any formal communication received by MLNM from the FDA regarding any threatened or pending action which may affect the safety or efficacy claims of the Product or the continued marketing and Co-Promotion of the Product in the Co-Promotion Territory.

6.4      Product Complaints.  OBI shall, and shall cause each of its Sales Representatives to, notify MLNM as soon as possible, but no later than [**] of the time it, he or she becomes aware of any Product quality complaint associated with the use of the Product, including but not limited to those Product quality complaints associated with Adverse Events, by contacting the MLNM Medical Drug Information Call Center at 1-866-VELCADE.

6.5      MLNM Responsibility.

6.5.1        MLNM shall be solely responsible for (a) taking all actions and conducting all communication with all Third Parties in respect of the Product in the United States and its territories and possessions (other than the activities to be performed by OBI in accordance with the terms of this Agreement or the Co-Promotion Plan), including responding to all Product quality complaints in respect thereof, including complaints related to tampering or contamination, and (b) investigating, communicating and processing all Product quality complaints, information it receives under Section 6.3 as it relates to safety and efficacy claims, Adverse Events, and Field Alerts in respect of the Product in accordance with MLNM’s standard procedures, the Pharmacovigilance Agreement entered into by MLNM and Ortho Biotech, dated March 8, 2004, as amended from time to time, and the Quality Agreement entered into by MLNM and Cilag AG, an Affiliate of OBI, dated January 5, 2005, as amended from time to time, as applicable.

6.5.2        MLNM shall be solely responsible for the preparation, submission and prosecution of any application, report, submission and response to any Governmental Authorities in connection with the Product, including reporting Adverse Events and Field Alerts; provided that when feasible, MLNM shall consult with OBI with respect to any such matter and give due consideration to any comments provided by OBI.

6.6      OBI Communications.  Unless required by Applicable Law, OBI shall not communicate directly with any Governmental Authorities regarding the Product or otherwise take any action concerning any application, registration, authorization or approval under which the Product is sold.  OBI shall notify MLNM promptly of any communications with any Government Authorities concerning the Product and shall, to the extent permitted by Applicable Law, attach copies of all such communications to the notice sent.

6.7      OBI Cooperation.  OBI shall, at MLNM’s expense, cooperate with all of MLNM’s reasonable requests and use its reasonable efforts to assist MLNM in connection with (a) preparing any and all such reports with Governmental Authorities, (b) preparing and disseminating all such communications with third parties, and (c) investigating and responding to any Product quality complaint or adverse event related to the Product.

ARTICLE VII
AUDIT RIGHTS

7.1      Audit Right Period.  MLNM and OBI each agree that it shall, maintain true and complete books and records with respect to the performance of their obligations hereunder, including without limitation, reports, training assessments, field communications and directions, communications regarding Adverse Events and communications to or from Governmental Authorities, of items underlying all payment calculations, Net Sales and invoices related to this Agreement or the Co-Promotion Plan (the “Books and Records”).

7.2      Compliance With Laws. Subject to OBI’s right to preserve its attorney-client privilege,, MLNM and/or its authorized agent may, at anytime during the Co-Promotion Term, with prior written notice to OBI and during normal business hours, perform an audit of the Books and Records of OBI for the purpose of verifying compliance with Applicable Laws relating to Federal Health Care Programs, other health care compliance laws and related industry guidelines by OBI in connection with the performance by OBI of its obligations hereunder.  MLNM shall bear the costs of such audit(s).If MLNM reasonably believes after such an audit that OBI is not in compliance with such laws or such industry guidelines, then OBI shall take the necessary steps to correct such non-compliance.

7.3      Compliance with Agreement.  MLNM and/or its authorized agent may, up to [**] in any given calendar year during the Co-Promotion Term with prior written notice to OBI and during a period mutually agreeable to both Parties, perform an audit of the Books and Records of OBI for the purpose of verifying compliance by OBI with this Agreement and the Co-Promotion Plan.  MLNM shall bear the costs of such audit(s).

7.4      Payment Audit.  Each Party will have the right annually at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any Books and Records of the other Party in the location(s) where such records are maintained by the other Party upon reasonable notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement within the prior thirty-six (36) month period.  If the review of such Books and Records reveals there was a deficiency or overpayment with respect to any amounts due, then the Party owing payment shall promptly pay to the other Party the full amount of the deficiency or repay the full amount of the overpayment together with interest calculated in the manner provided in Section 5.6.  If any such discrepancies are greater than five percent (5%) of the amounts actually due, the non-reviewing Party shall pay all of the costs of such review.

ARTICLE VIII
TERMINATION

8.1          Termination.  Except for the provisions expressly stated to survive pursuant to Section 14.18 or in the particular provision, this Agreement shall terminate as follows:

8.1.1        Automatically, effective upon the expiration of the Co-Promotion Term;

8.1.2        Effective thirty (30) days following receipt of the terminating Party’s written termination notice by the non-terminating Party, as applicable:

(a)           By written notice in accordance with Section 3.2.4 from MLNM for an OBI Non-Performance Breach;

(b)           By written notice from the non-breaching Party following a material breach of this Agreement by the other Party (other than an OBI Non-Performance Breach), where such breach is not cured by the other Party within thirty (30) days of written notice of the breach by the non-breaching Party, or if the breach is, by its very nature, not curable, then upon written notice by the non-breaching Party;

(c)           By written notice from MLNM in the event of a Change of Control of MLNM (such notice to be given no later than thirty (30) days following such Change of Control);

(d)           By written notice from OBI in the event of a Change of Control of MLNM where a Competitor is a party to such Change of Control (such notice to be given no later than forty-five (45) days after such Change of Control);

(e)           By written notice from MLNM, in the event that the Collaboration and License Agreement is terminated due to a material breach by OBI, where such breach was not cured within any applicable cure period;

(f)            By written notice from OBI, in the event that the Collaboration and License Agreement is terminated due to a material breach by MLNM, where such breach was not cured within any applicable cure period;

(g)           By three (3) months prior written notice from MLNM at any time following MLNM’s receipt of written notice from OBI that OBI is electing to terminate the Collaboration and License Agreement for convenience in accordance with the terms thereof; and

(h)           By written notice by a Party to the other Party in the event that one of the following events occurs (either, an “Unexpected Market Event”):

(A)                              If for three (3) consecutive calendar quarters, Net Sales for such quarters are less than threshold sales, where threshold sales equal [**] Dollars ($[**]) for each calendar quarter of 2007 and [**] Dollars ($[**]) for each calendar quarter of 2008; or

(B)                                The non-terminating Party enters into a corporate integrity agreement with a Governmental Authority that would require the terminating Party to become a party to such agreement or otherwise would subject the terminating Party to such agreement’s terms.

8.1.3        Automatically, effective upon MLNM’s written notice to OBI in the event that MLNM commences withdrawal of the Product from the market in the Co-Promotion Territory for all indications and uses for health or safety reasons or upon termination of the Collaboration and License Agreement by OBI for safety issues pursuant to the terms of Section 12.3(b) thereof.

8.2          Termination for Change in Applicable Laws.  In the event that a Party becomes “At Risk”, then such Party shall be entitled to elect, by written notice to the other Party, to terminate this Agreement effective immediately upon receipt of such notice by the other Party.  A Party shall be “At Risk” if:

8.2.1        Such Party receives a final non-appealable determination by a Governmental Authority having jurisdiction with respect thereto, or there is a change in Applicable Law relating to Federal Health Care Programs, in related health care laws or regulations, or in the Act or FDA regulations, which determination or change in such Applicable Law as applied does, or is likely to, based upon the written opinion of legal counsel to the such Party:

(a)           Prohibit the execution, implementation or continuance of this Agreement by such Party or the Co-Promotion of the Product in the manner contemplated by this Agreement; or

(b)           By virtue of this Agreement or the Co-Promotion of the Product in the manner contemplated by this Agreement, result in:

(i)            the revocation of any material state and/or federal general operating license, permit or certificate of such Party; or
(ii)           the subjection of such Party to a significant level of governmental scrutiny or reporting requirements; and

8.2.2        The Parties, using commercially reasonable efforts and acting in good faith to preserve the relationship and the expectations and intent of the Parties hereto, are unable to reach a mutual agreement to amend this Agreement sufficiently to meet the requirements of the determination or change in Applicable Law on or prior to the earlier of (x) the thirtieth (30th) day following the change in Applicable Law, or (y) the effective date, if any, of such change in Applicable Law.

8.3          Effect of Termination.

8.3.1        Materials.  Upon the effective date of termination of this Agreement, other than Sections 8.1.2(a), (e) and (f) which shall take effect immediately upon notice, OBI shall immediately (a) cease, and cause its Co-Promotion Representatives to cease all Co-Promotion of the Product, (b) discontinue the use of any Promotional Materials provided pursuant to this Agreement; and (c) discontinue the use of any MLNM sales data provided hereunder.  OBI shall, as requested by MLNM, either promptly return to MLNM all Promotional Materials, all training materials and all other materials related to the Product provided by MLNM pursuant to this Agreement or the Co-Promotion Plan or certify to MLNM to the destruction of same.  With respect to any information, data or reports provided by MLNM to OBI under this Agreement, including, without limitation, MLNM sales data, upon the effective date of termination of this Agreement, OBI shall remove such information from its internal systems and certify to MLNM to such removal.

8.3.2        Payments.  Upon expiration or termination of this Agreement, the obligations of MLNM to pay OBI any earned and unpaid amounts pursuant to Sections 5.1, 5.2, and 5.3, to make Tail Payments, if payable, pursuant to Section 5.4, and to pay any other earned and unpaid amounts pursuant to any other provision of this Agreement shall survive except as follows:

(a)           In the event that this Agreement is terminated by MLNM pursuant to Section 8.1.2(a) (OBI Non-Performance Breach), then, (i) MLNM’s obligations to pay Call Cost Payments, Variable Cost Payments and Commission Payments shall be modified as set forth in Section 3.2.4, and (ii) OBI shall be obligated to pay MLNM a payment of Ten Million Dollars ($10,000,000) (the “Termination Fee”).  For clarity, no Call Cost Payments, Variable Cost Payments, nor Commission Payments shall be earned after the effective date of termination.  In such event no Tail Payment shall be due or paid.

(b)           In the event this Agreement is terminated by MLNM pursuant to Section 8.1.2(b) (i.e. a material uncured breach by OBI), then MLNM shall be obligated to (i) make Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination and (ii) the Pro-Rata Commission. For clarity, no Call Cost Payments, Variable Cost Payments, nor Commission Payments shall be earned  after the effective date of termination.  In such event no Tail Payment shall be due or paid.

(c)           In the event this Agreement is terminated by OBI pursuant to Section 8.1.2(b) (i.e. a material uncured breach by MLNM), then MLNM shall be obligated to make (i) Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination and (ii) the Pro-Rata Commission. For clarity, no Call Cost Payments, Variable Cost Payments, nor Commission Payments shall be earned after the effective date of termination.  In such event no Tail Payment shall be due or paid.

(d)           In the event that this Agreement is terminated by MLNM pursuant to Section 8.1.2(c) (i.e. a Change of Control of MLNM), then MLNM shall be obligated to pay

(i) Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination and (ii) the Pro-Rata Commission and (iii) as applicable, one of the following:  (x) a payment of [**] Dollars ($[**]) if such Change of Control occurs on or before September 30, 2007; or (y) a payment of [**] Dollars ($[**]) if such Change of Control occurs after September 30, 2007 and on or before June 30, 2008; or (z) a payment of [**] Dollars ($[**]) if such Change of Control occurs after June 30, 2008 and on or before December 31, 2008.  For clarity, no Call Cost Payments, Variable Cost Payments, Commission Payments or Tail Payments shall be earned after the effective date of termination.  Notwithstanding anything to the contrary in this Agreement any termination by MLNM pursuant to Section 8.1.2 (c) shall not constitute a breach of this Agreement nor entitle OBI to additional remedies other than those specified in this Section 8.3.2(d).

(e)           In the event that this Agreement is terminated by OBI pursuant to Section 8.1.2(d) (i.e. a Change of Control of MLNM) or Section 8.1.3 of this Agreement, then MLNM shall be obligated to pay the (i) Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination and (ii) the Pro-Rata Commission.  For clarity, no Call Cost Payments, Variable Cost Payments nor Commission Payments shall be earned after the effective date of termination.  In such event no Tail Payment shall be due or paid.

(f)            In the event that this Agreement is terminated by MLNM pursuant to Section 8.1.2(e) (i.e. a termination of the Collaboration and License Agreement for any reason other than a material uncured breach by MLNM), then MLNM shall be obligated to pay (i) Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination and (ii) the Pro-Rata Commission.  For clarity, no Call Cost Payments, Variable Cost Payments nor Commission Payments shall be earned after the effective date of termination.  In such event no Tail Payment shall be due or paid.

(g)           In the event that this Agreement is terminated by OBI pursuant to Section 8.1.2(f) (i.e. a termination of the Collaboration and License Agreement pursuant to a material uncured breach by MLNM) then MLNM shall be obligated to pay (i) Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination and (ii) the Pro-Rata Commission.  For clarity, no Call Cost Payments, Variable Cost Payments,  nor Commission Payments shall be earned after the effective date of termination.  In such event no Tail Payment shall be due or paid.

(h)           In the event that this Agreement is terminated by MLNM pursuant to Section 8.1.2(g) (i.e. termination for convenience of the Collaboration and License Agreement by OBI), then MLNM shall only be obligated to pay Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination.  For clarity, no Call Cost Payments nor Variable Cost Payments shall be earned after the effective date of termination.  In such event no Commission Payments or Tail Payments shall be due or paid.

(i)            In the event that this Agreement is terminated by OBI or MLNM pursuant to Section 8.1.2(h) of this Agreement (i.e. an Unexpected Market Event) or Section 8.2 of this Agreement (i.e. Change in Applicable Laws), then MLNM shall only be obligated to pay Call Cost Payments and Variable Cost Payments (subject to the maximum amounts set forth in Section 5.1 and 5.2) that have been earned or are Non-Cancellable through the effective date of termination.  For clarity, no Call Cost Payments nor Variable Cost Payments shall be earned after the effective date of termination.  In such event no Commission Payments or Tail Payments shall be due or paid..

8.3.3        Liquidated Damages.  The Parties agree that any amounts that either Party may be required to forfeit or pay as a Termination Fee pursuant to Section 8.3.2 are intended to be liquidated damages and not to provide for penalties, that such amounts are a reasonable estimation of the anticipated losses that are likely to be suffered by the applicable Party in the event of a termination of this Agreement based on the circumstances under which they are to be forfeited, and that the actual losses are difficult to ascertain or incapable of estimation at this time.

8.3.4        Non-Exclusive Remedies; Right to Offset.  Except as expressly provided in Section 3.2.5, the consequences set forth in this Section 8.3 are not intended to be the exclusive remedies of the Parties in connection with the breach of or termination of this Agreement.  To the extent not otherwise precluded under Section 14.13 of this Agreement, in the event that a Party terminating this Agreement pursuant to Section 8.1.2(b) or 8.1.2(e) has suffered any losses, costs, expenses, damages or penalties as a result of the actions of the other Party that gave rise to the right of termination, then the terminating Party may offset the amounts of such losses, costs, expenses or penalties against any amounts owed by the terminating Party pursuant to Section 8.3.2.

8.4          Right of First Negotiation.  In the event of termination of this Agreement by MLNM pursuant to Section 8.1.2(a) (OBI Non-Performance Breach), Section 8.1.2(b) (i.e. a material uncured breach by OBI) or by OBI pursuant to Section 8.1.2(d) (i.e. a Change of Control of MLNM), MLNM shall be free to enter into an exclusive or non-exclusive co-promotion agreement with respect to the Product in the Co-Promotion Territory (both as defined in this Agreement) for a period or [**] months thereafter without any further obligation to OBI under Section 6.2 of the Collaboration and License Agreement with respect thereto.

ARTICLE IX
RESTRICTIVE COVENANTS

9.1          Acknowledgement.  The Parties recognize that as a result of their relationship pursuant to this Agreement, each Party shall acquire Confidential Information regarding the business of the other Party which is extremely valuable to that Party and which would be extremely detrimental if used outside the scope of this Agreement.  Such Confidential Information may include information about a Party’s employees and other business relations, in which a Party invests substantial time and resources to develop and maintain.  In recognition of the foregoing, and as material inducement to enter into this Agreement, each Party agrees to be bound by the covenants set forth below in this Article IX.

9.2          Confidentiality.

9.2.1        During the Pre-Commencement Period and the Co-Promotion Term of this Agreement and for a period of [**] years thereafter, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party.  As used herein, “Confidential Information” shall mean all trade secrets or confidential or proprietary information of the disclosing Party designated as such in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the disclosing Party to the receiving Party.  Notwithstanding the foregoing, (x) sales data provided pursuant to Section 2.2.3(b) and Training Materials provided pursuant to Section 2.3.2 shall constitute Confidential Information under all circumstances and only (y) information which is orally or visually disclosed to the receiving Party by the disclosing Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the receiving Party a written document or documents describing or summarizing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the receiving Party to whom such disclosure was made.  The terms of this Agreement shall be considered Confidential Information hereunder.  The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 9.2.1 shall not apply to any Confidential Information that:

(a)           was known by the receiving Party prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s written records or other competent evidence);

(b)           is or becomes part of the public domain through no fault of the receiving Party;

(c)           is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party; or

(d)           is independently developed by personnel of the receiving Party who did not have access to the Confidential Information (as evidenced by the receiving Party’s written records or other competent evidence).

9.2.2        In addition, if either Party is required to disclose Confidential Information of the other Party by Applicable Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, such Party shall provide prior notice of such intended disclosure to such other Party if possible under the circumstances and shall disclose only such Confidential Information of such other Party as is required to be disclosed.  In addition, either Party may disclose to bona fide potential investors, lenders and acquirors/acquirees, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.

9.2.3        Each Party agrees that it shall provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s and the receiving Party’s Affiliates’ employees, consultants, advisors, sublicensees and sub-distributors who in such Party’s reasonable judgment have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 9.2.1; provided that MLNM and OBI shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants, advisors and sublicensees and sub-distributors, to treat such Confidential Information as required under Section 9.2.1 (as if such employees, consultants, advisors and sublicensees and sub-distributors were Parties directly bound to the requirements of Section 9.2.1).

9.3          Non-Solicitation.  Each Party shall not, and shall cause its Affiliates who are involved in the performance of this Agreement not to, directly or indirectly solicit for employment any employee of the other Party who has been directly involved in the performance of any obligations of a Party pursuant to this Agreement for a period of [**] after the earlier of (a) the termination or expiration of this Agreement, or (b) the termination of such individual’s employment with the other Party; provided, this non-solicitation restriction shall not apply to the solicitation of or employment of any person pursuant to any general solicitation of employment not specifically directed to any Party’s employees.

9.4          Non-Competition.  During the Co-Promotion Term, (a) OBI shall not promote in the Co-Promotion Territory any pharmaceutical product that is a Competing Product (as defined in the Collaboration and License Agreement) or any other therapeutic for the treatment of multiple myeloma or mantle cell lymphoma, and (b) MLNM shall not promote in the Co-Promotion Territory (i) Aranesp, Epogen or Mircera, or (ii) doxorubicin except that MLNM shall have the right notwithstanding the foregoing (a) to promote the Product for use in combination with any such product and (b) to promote any such product solely as a result in the Change of Control of MLNM.

ARTICLE X
INTELLECTUAL PROPERTY

10.1        The Product.  OBI shall Co-Promote the Product under “VELCADE®” or such other Product Trademark as MLNM may direct in writing.  In connection with OBI’s right to have its name included on the Core Promotional Materials pursuant to Section 2.4.2, OBI hereby grants to MLNM, during the Co-Promotion Term and any Extension Term(s), a non-exclusive, royalty free license to use OBI’s name solely for such purposes.

10.2        Ownership of Intellectual Property Rights.

10.2.1      The Product.  The Parties acknowledge and agree that ownership of the rights, title and interest in and to the Product and Product Trademarks, including any form or embodiment thereof, and the goodwill now and hereafter associated therewith shall continue to be governed in accordance with the Collaboration and License Agreement.  MLNM owns the copyright to all the training materials and Promotional Materials and Product Labels and Inserts.

10.2.2      New Intellectual Property.  Each Party shall exclusively own all Intellectual Property developed solely by such Party, its employees, agents and consultants in connection with this Agreement.  The Parties shall jointly own all Intellectual Property developed jointly by employees, agents and consultants of OBI and employees, agents and consultants of MLNM arising out of or relating to this Agreement, on the basis of each Party having an undivided interest in the whole, provided, that, the Target List and the Co-Promotion Plan (but not the Call Plan) and any other materials arising out of the performance by MLNM of its obligations under this Agreement shall be deemed to be the property of MLNM and shall not be deemed jointly developed Intellectual Property.

10.3        No Right or License.  To the extent that OBI does not already have such license to or right, title or interest pursuant to the Collaboration and License Agreement, except as set forth herein, nothing in this Agreement shall give OBI a license to or any right, title or interest in or to the Product, the Product Trademarks, Product Copyrights, or other Intellectual Property of MLNM, its Affiliates or licensors related to the Product or to any other property of MLNM, its Affiliates or licensors.

ARTICLE XI
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.

11.1        Representations of Authority.  MLNM and OBI each represents and warrants to the other Party that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the rights granted pursuant to this Agreement as set forth herein.

11.2        Consents.  MLNM and OBI each represents and warrants to the other Party that  all necessary consents, approvals and authorizations of all Government Authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

11.3        No Conflict.  MLNM and OBI each represents and warrants to the other Party that the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder and the licenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of Applicable Laws existing as of the Effective Date as applicable to such Party, and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party existing as of the Effective Date.

11.4        Enforceability.  MLNM and OBI each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms subject to the laws of bankruptcy, insolvency and creditors’ rights, and subject to principles of equity.

11.5        Sales Representatives.

11.5.1      OBI covenants to MLNM that its Sales Representatives in the Co-Promotion Territory shall make no statements, claims or undertakings to any health care professional with whom they discuss or promote the Product that are not consistent with, nor provide or use any labeling, literature, or other materials other than, those Promotional Materials provided and approved for use pursuant to this Agreement.  If, at any time, MLNM notifies OBI in writing that it no longer approves the use of specified Promotional Materials, OBI shall immediately take action to remove the Promotional Materials from use by Sales Representatives and either destroy such materials or return them to MLNM at MLNM’s expense.

11.5.2      OBI covenants to MLNM to ensure that (a) all statements and claims made by its Sales Representatives related to the Product, including as to efficacy and safety, are consistent with and in strict compliance with the Product Label and Insert and all Applicable Laws, including the Act, and (b) all comments about MLNM and the Product are truthful, accurate and in strict compliance with all Applicable Laws.

11.5.3      OBI covenants to MLNM that it shall cause its Sales Representatives to comply with all Applicable Laws related to the performance of its obligations hereunder.  OBI shall maintain records of the activities of its Sales Representatives and shall allow representatives of MLNM to inspect such records upon request during normal business hours and upon reasonable prior notice.

11.5.4      MLNM covenants to OBI that it shall cause its sales representatives to comply with all Applicable Laws related to the performance of its obligations hereunder and to comply with the policies in MLNM’s compliance training materials for the Co-Promotion Territory.  MLNM shall maintain records of the activities of its sales representatives consistent with prior practices.

11.6        Certain Compliance Matters.  Except as disclosed by the Party to the other Party prior to the Effective Date pursuant to the Collaboration and License Agreement, each Party represents and warrants to the other Party with respect to itself that as of the Effective Date:

11.6.1      Except as disclosed to the other Party prior to the Effective Date or made publicly available prior to the Effective Date, there is no material Action pending against, or to the knowledge of the Party, threatened against or affecting the Party by, before or with any of the FDA, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, or any other federal or state Governmental Authority with jurisdiction over the marketing of pharmaceutical products in the Co-Promotion Territory;

11.6.2      Except as disclosed publicly prior to the Effective Date, the Party (a) has not been excluded from participation in any Federal Health Care Program, (b) is not a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health

and Human Services, (c) has not been convicted of any criminal offense relating to the delivery of any item or service reimbursable under a Federal Health Care Program or relating to the manufacture, distribution, wholesaling, labeling, packaging or marketing of prescription drugs in the Co-Promotion Territory, and (d) is not, to the knowledge of the Party, a party to or subject to any Action concerning any of the matters described in clauses (a) through (c); and

11.6.3      Within the last [**] years, the Party has not received any warning letters, untitled letters or similar correspondence from FDA relating to the Product.

11.7        Debarment; Exclusion.  Neither Party nor any of its Affiliates involved in the Co-Promotion of the Product has been debarred or is subject to debarment and neither Party nor any of its Affiliates involved in the Co-Promotion shall use in any capacity, in connection with the Co-Promotion of the Product, any Person who has been debarred pursuant to Section 306 of the Act, or who is the subject of a conviction described in such section.  Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Co-Promotion of the Product.

11.7.2      Each Party represents that it has not been nor, to its knowledge, is it threatened to be excluded from participation in the federal Medicare or Medicaid programs, Maternal and Child Health Services Block Grant, Block Grants for States for Social Services, or State Children’s Health Insurance (collectively, “Federal Health Care Programs”).  Either Party agrees to notify the other Party within [**] of receipt of notice of intent to exclude or actual notice of exclusion from any Federal Health Care Program.

11.8        MLNM Employees.  At all times during the Co-Promotion Term, MLNM shall maintain a Product sales force, consisting of MLNM-employed field sales representatives, of a size that is at least [**] percent ([**]%) of the number of such field sales representatives that MLNM maintains as of the Effective Date.  In the event that MLNM reduces or intends to reduce the size of such field sales force below the minimum number set forth in this Section 11.8, MLNM shall provide OBI with at least [**] days’ advance written notice to the extent practicable, but no later than the date of implementation of such reduction.

11.9        Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE PRODUCT.

ARTICLE XII
INDEMNIFICATION

12.1        General Indemnification.

12.1.1      MLNM shall indemnify and hold harmless OBI, its Affiliates and their respective directors, officers, employees and agents (collectively, the “OBI Indemnified Parties”), from, against and in respect of any and all Actions, liabilities, losses, costs (including costs of investigation, defense and enforcement of this Agreement), damages, fines, penalties, Government Orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), involving a claim or Action of a Third Party or Governmental Authority (collectively, “Losses”), incurred or suffered by the OBI Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by MLNM in this Agreement, or any breach or violation of any covenant or agreement of MLNM (including under this Article XII) in or pursuant to this Agreement; or (b) the gross negligence, intentional misconduct or violation of Applicable Law by or of MLNM, its Affiliates and their respective directors, officers, employees and agents or any of them in connection with MLNM’s performance under this Agreement, except, in each case, to the extent caused by the gross negligence, willful misconduct or violation of Applicable Law of or by OBI or any of the other OBI Indemnified Parties in connection with OBI’s performance under this Agreement.

12.1.2      OBI shall indemnify and hold harmless MLNM, its Affiliates and their respective directors, officers, employees and agents (collectively, the “MLNM Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by the MLNM Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by OBI in this Agreement, or any breach or violation of any covenant or agreement of OBI (including under this Article XII) in or pursuant to this Agreement; or (b) the gross negligence, intentional misconduct or violation of Applicable Law by or of OBI, its Affiliates and their respective directors, officers, employees and agents or any of them in connection with OBI’s performance under this Agreement, except, in each case, to the extent caused by the gross negligence, willful misconduct or violation of Applicable Law of or by MLNM or any of the other MLNM Indemnified Parties in connection with MLNM’s performance under this Agreement.

12.2        Product Liability.  Any indemnification for claims of products liability arising under this Agreement shall be governed by Section 11.11(c) of the Collaboration and License Agreement; provided, however, that MLNM shall have no obligation to indemnify the OBI Indemnified Parties for Losses under Section 11.11(c)(iii)(a)(y) of the Collaboration and License Agreement to the extent such Losses were caused by the gross negligence, willful misconduct or violation of Applicable Law by or of the OBI Indemnified Parties or any of them in connection with OBI’s performance under this Agreement.

12.3        Notice and Control of Litigation.

12.3.1      A Person entitled to indemnification under this Article XII (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 12.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

12.3.2      Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

12.3.3      The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

12.3.4      The Party controlling such defense shall keep the other Party advised of the status of such Action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

12.3.5      The Indemnified Party shall not agree to any settlement of such Action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not agree to any settlement of such Action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

ARTICLE XIII
DISPUTE RESOLUTION

13.1        Escalating; Decision Making Authority.

13.1.1      In the event the Co-Promotion and Marketing Committee is unable to reach consensus regarding any issue before it regarding the Minimum Pre-Commencement Activities (other than the Core Promotional Materials), pursuant to the Co-Promotion Plan or any performance of the Co-Promotion Plan, including, without limitation, any issue arising under

Sections 2.2.3, 3.4.2, 3.9, or 5.2.2, but not including any issue arising under Section 3.1.2, Article V (other than Section 5.2.2), Section 2.4 or the Call Plan, the matter may be referred to the Steering Committee for resolution at the request of either Party.  If the Steering Committee is unable to reach a consensus on the matter within [**] Business Days of submission to the committee, then MLNM shall have the final decision-making authority with respect to such matter.

13.1.2      In the event the Steering Committee is unable to reach consensus regarding any matter referred to it with respect to the regarding the Minimum Pre-Commencement Activities (other than the Core Promotional Materials), the Co-Promotion Plan or any performance of the Co-Promotion Plan, including, without limitation, Sections 2.2.3, 3.4.2, 3.9, or 5.2.2 but not including any issue arising under Section 3.1.2, Article V (other than Section 5.2.2), Section 2.4 or the Call Plan, MLNM shall have the final decision-making authority with respect to such matter.

13.1.3      Notwithstanding anything to the contrary contained herein, OBI shall have final decision-making authority with respect to (a) any matter relating to promotional messaging regarding the use of the Product in combination with Doxil®; provided, however, that OBI may not restrict MLNM’s ability to promote the Product in combination with doxorubicin or any other product (other than Doxil®), and (b) the Call Plan.

13.1.4      Neither Party shall be required, as a result of Section 13.1.1 or 13.1.2, to engage in any activity that such Party believes, in its reasonable judgment, is unlawful.

13.1.5      Neither Party shall have final decision-making authority pursuant to this Section 13.1.5 with respect to matters over which one or the other of the Parties is expressly (a) allocated decision-making authority elsewhere in this Agreement or (b) required to provide its consent elsewhere in this Agreement.   Neither Party’s final decision-making authority under this Section 13.1 includes the ability to determine whether or not a Party has complied or breached with any provision of this Agreement.

13.2        Arbitration.

13.2.1      Any dispute, claim or controversy arising from or related to this Agreement or to the interpretation, application, breach, termination or validity of this Agreement, including any claim of inducement of this Agreement by fraud or otherwise, shall be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control.  Expedited Arbitration Disputes (as defined below) shall be handled under the provisions of this Section 13.2 procedure except where a different procedure for such Expedited Arbitration Disputes as to arbitrator selection and dispensing with appeals to an appellate arbitrator is specified in Section 13.2.  The arbitration shall be held in New York City, New York.

13.2.2      Other than with respect to Expedited Arbitration Disputes, the panel shall consist of three (3) arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction, and each of whom is experienced in matters regarding contracts of a similar nature.  However, if (a) the aggregate of all amounts in dispute is less than [**] Dollars ($[**]), (b) the disputed matter is the existence or continuation of a Force Majeure Event under Section 14.6, or (c) the disputed matter relates to the results of an audit conducted under Article VII (any such dispute, an “Expedited Arbitration Dispute”), then a single arbitrator shall be chosen, having the same qualifications and experience specified above; provided that if resolution of the disputes under subsections (b) above could reasonably be expected to have an economic impact on either Party in excess of [**] Dollars ($[**]) then the dispute is not an Expedited Arbitration Dispute.  Each arbitrator shall be neutral, independent, disinterested, impartial, shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Third Party Neutral available at www.cpradr.org/cpr-george.html and shall be able to make a commitment to dedicate sufficient time to the arbitration to enable the arbitration to be conducted within the time limits set forth in Section 13.2.3.

13.2.3      The Parties agree to (a) discuss within thirty (30) days of initiation of the arbitration whether they can select the arbitrator(s) by mutual agreement, after which thirty (30) day period either Party shall be free to refer the selection of the arbitrator(s) to the CPR as provided in Section 13.2.4 if such Party is not satisfied that the Parties shall be able to select the arbitrator(s) by mutual agreement in a timely manner, (b) to meet with the arbitrator(s) within forty-five (45) days of selection and (c) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which shall result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within thirty (30) days of any post-hearing briefing, which briefing shall be completed by both sides within thirty (30) days after the conclusion of the hearings, or within sixty (60) days of the conclusion of the hearings if there is no post-hearing briefing.

13.2.4      In the event the Parties cannot agree upon selection of the arbitrators and the disputed matter is an Expedited Arbitration Dispute, the CPR shall select the arbitrator based on the rankings each party gives the slate proposed by the CPR and any challenges for cause, which the rankings and challenges shall be provided by the Parties to the CPR five (5) Business Days following receipt of the CPR’s slate.  The CPR shall endeavor to make the selection three (3) Business Days following receipt of the Parties’ rankings and challenges.  In the event the Parties cannot agree upon selection of the arbitrators and the disputed matter is not an Expedited Arbitration Dispute, the Parties shall select arbitrators as follows:  the CPR shall provide the Parties with a list of no fewer than twenty-five (25) proposed arbitrators, each having the credentials referenced above.  Within twenty-five (25) days of receiving such list, the Parties shall rank at least sixty-five percent (65%) of the proposed arbitrators on the initial CPR list, after exercising cause challenges.  The Parties may then interview the five (5) candidates with the highest combined rankings for no more than one (1) hour each and, following the interviews, may exercise one (1) peremptory challenge each.  The panel shall consist of the remaining three (3) candidates with the highest combined rankings.  In the event these procedures fail to result in the selection of three (3) arbitrators, the CPR shall select the three (3) arbitrators from among the members of the CPR Panel of Distinguished Neutrals, allowing each side challenges for cause and three (3) peremptory challenges.

13.2.5      In the event the Parties cannot agree upon procedures for conduct of the hearing meeting the schedule set forth in Section 13.2.3, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accordance with the Section 13.2.3 schedule.  In addition, in the event the Parties cannot agree upon procedures for discovery as set forth in subsection 13.2.3 above, the arbitrator(s) shall provide that discovery be limited so that the Section 13.2.3 schedule may be met without difficulty and so that neither side obtains more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serves more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts.  In no event shall the arbitrator(s), absent agreement of the Parties, allow more than five (5) days per side for the hearing or more than a total of ten (10) days for the hearing.  Multiple hearing days shall be scheduled consecutively to the greatest extent possible.

13.2.6      The arbitrator(s) must render their award by application of the substantive law of the Commonwealth of Massachusetts and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay (subject to all hearsay exceptions set forth in the United States Federal Rules of Evidence), prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  To the extent possible, the arbitration hearings and award shall be maintained in confidence.  Except as set forth below, the decision of the arbitrator(s) shall be final and not subject to further review, except pursuant to the Federal Arbitration Act.

13.2.7      In the event the panel’s award with respect to a disputed matter other than an Expedited Arbitration Dispute exceeds [**] Dollars ($[**]) in monetary damages, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven (7) Business Days, pursuant to the selection procedures specified in Section 13.2.4 above for Expedited Arbitration Disputes, except that the parties may jointly interview the three (3) candidates with the highest combined ranking and exercise one peremptory challenge each, with the time limits extended fifteen (15) days to accomplish this.  If CPR cannot provide such services, the Parties shall together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five (45) days following oral argument as specified in this Section 13.2.7.  Any such review must be initiated within thirty (30) days following the rendering of the award referenced in Section 13.2.6 above.

13.2.8      In any arbitration appeal pursuant to Section 13.2.7, the Appeal Arbitrator shall make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator shall consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties.  The Party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred-thirty (130) days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within one hundred ten (110) days of that date.  Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.  That decision shall be final and not subject to further review, except pursuant to the Federal Arbitration Act.

13.2.9      The Parties consent to the non-exclusive jurisdiction of the Federal District Court for the district in Boston, Massachusetts for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review of the Appeal Arbitrator where such an appeal is pursued).

13.2.10      Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction and replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

13.3        Jury Trial.  EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

13.4        Attorneys’ Fees.  SUBJECT TO ARTICLE 12, EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

ARTICLE XIV
MISCELLANEOUS

14.1        Compliance with Laws.  Each of the Parties covenants to the other that it shall comply with all Applicable Laws in connection with the performance of its obligations under this Agreement.  Unless prohibited by Applicable Laws, each Party shall promptly share with the other Party any correspondence received by the first Party from a Governmental Authority that is relevant to this Agreement.  Unless prohibited by Applicable Laws, each Party shall promptly provide information in such Party’s possession or control to the other Party to the extent such information relates to this Agreement, and shall otherwise cooperate with the other Party, as may be reasonably requested by the other Party in order for the other Party to comply with Applicable Laws, including, without limitation, any state law reporting requirements regarding sales and marketing, clinical trials, and similar or related activities with respect to pharmaceutical products.

14.2        Choice of Law.  This Agreement shall be governed by and interpreted under, and any court action in accordance with Section 14.10 shall apply, the laws of the Commonwealth of

Massachusetts excluding: (a) its conflicts of laws principles; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

14.3        Equitable Remedies.

14.3.1      Each Party hereby acknowledges and agrees that in the event a remedy at law would not be adequate, or money damages could not adequately be ascertained with respect to,a breach of Section 3.1.1, Section 3.1.2 , Article IX, Section 10.1 or Section 11.5, then for such a breach, the Party hereto shall be entitled, in addition to any other right or remedy available to it, to equitable relief in any court of competent jurisdiction, including, without limitation, an injunction restraining such breach or a threatened breach, and to specific performance of any such provision of this Agreement, and in either case no showing of any actual or potential damage, or no bond or other security shall be required in connection therewith, and the parties hereto hereby consent to the issuance of such injunction and to the ordering of such specific performance.

14.3.2      If, at the time of enforcement of any covenants set forth in Article IX, a court holds that the restrictions stated in such covenants are unreasonable under circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period and scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by Applicable Law.

14.4        Notices.  Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four days after deposit in the mail or the Business Day next following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 14.4):

If to MLNM:	Millennium Pharmaceuticals, Inc. 40 Landsdowne Street Cambridge, Massachusetts 02139-4815 U.S.A. Attention: Chief Executive Officer Facsimile No.: (617) 621-0264
With a copy to:	Millennium Pharmaceuticals, Inc. 40 Landsdowne Street Cambridge, Massachusetts 02139-4815 U.S.A. Attention: General Counsel Facsimile No.: (617) 374-0074

If to OBI:	Ortho Biotech Inc. 430 Route 22 East Bridgewater, New Jersey 08807-0914 U.S.A. Attention: President Facsimile No.: (908) 526-4282
With a copy to:	Johnson & Johnson Office of the General Counsel One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 U.S.A. Attention: General Counsel Facsimile No.: 732-524-2788

14.5        Severability.  If, under Applicable Law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

14.6        Force Majeure Event. Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by a Force Majeure Event; provided that: (a) the non-performing Party is without fault in causing such default or delay, (b) such default or delay could not have been prevented by reasonable precautions; and (c) such default or delay could not reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans, or other means.  In the case of any Force Majeure Event, the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance without delay.  Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. If any Force Majeure Event substantially prevents, hinders, or delays performance by a Party and the performance is not materially restored within thirty (30) days, the other Party may terminate this Agreement upon notice to such Party.

14.7        Captions.  All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

14.8        Integration.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements, whether written or oral.  Notwithstanding the authority granted to the Co-Promotion and Marketing Committee and the Steering Committee under this Agreement, this Agreement may be amended only in writing signed by properly authorized representatives of each of MLNM and OBI.  In the event of a conflict between the Co-Promotion Plan on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall govern.

14.9        Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement with the other shall be that of independent contractor.

14.10      Submission to Jurisdiction.  Each Party (a) submits to the exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, other than an action or proceeding seeking injunctive relief or brought to enforce an arbitration ruling issued pursuant to Section 13.2.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14.4.  Nothing in this Section 14.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law.

14.11      Assignment; Successors.  Neither MLNM nor OBI may assign this Agreement in whole or in part, nor any rights hereunder, without the prior written consent of the other Party; provided that (a) this Agreement may be assigned by a Party to a Third Party in connection with a sale or transfer of all or substantially all of such Party’s business or assets to which this Agreement relates or (b) this Agreement may be assigned by MLNM to a Third Party that acquires MLNM in connection with a Change of Control of MLNM provided that MLNM provides written notice of the Change of Control of OBI.   Any assignment made other than in accordance with the immediately preceding sentence shall be wholly void and invalid, and the assignee in any such assignment shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, such assignment.  This Section 14.11 limits both the right and the power to assign this Agreement and/or rights under this Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

14.12      Publicity.  Upon the execution of this Agreement, MLNM shall issue a mutually agreed press release regarding the subject matter of this Agreement.  After such initial press release, neither Party shall issue a press release or public announcement relating to the Product or this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may (a) issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party and such press release or public announcement does not contain the other Party’s name, and (b) issue such a press release or public announcement if required by Applicable Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ (with as much advance notice as possible under the circumstances if it is not possible to provide notice at least three Business Days in advance) for the sole purpose of allowing the other Party to review the proposed press release or public announcement for the inclusion of Confidential Information or the use of its name, provided that, the Party subject to the requirement shall include in such press release or public announcement made pursuant to the foregoing clause (b) only such information relating to the Product or this Agreement as is required by such Applicable Law.

14.13      No Consequential or Punitive Damages.  NEITHER PARTY HERETO SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR ANY LOSS OR INJURY TO A PARTY’S PROFITS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 14.13 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

14.14      Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.5        Amendments; Waivers.  This Agreement may not be amended, supplemented or modified except pursuant to the written agreement of both Parties.  Unless set forth in writing by the Party, no failure, delay or course of dealing on the part of such Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement by a Party preclude the exercise of any other right, power or privilege of such Party.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion.  No notice to, or demand on, a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

14.16      Third Party Beneficiaries.  The provisions of this Agreement are not intended legally to benefit or be enforceable by any Person who is not a Party to this Agreement (such as any contract holder, service provider, creditor, person who otherwise has any claim against any Party to this Agreement), and no such Party shall obtain any right under any such provisions or shall by reason of such provisions make any claim against a Party to this Agreement.

14.17      Further Assurances; Cooperation.  Each of the Parties shall reasonably cooperate at its own expense with the other Party upon reasonable request to effect the transactions contemplated by this Agreement.

14.18      Survival.  Except as otherwise agreed to by the Parties in writing, the following provisions shall survive any termination of this Agreement: Sections 3.1.2 (Doxil® License) (to the extent set forth therein), 3.2.5 (failure to satisfy Minimum Commitments), 3.5 (Product Sales), 3.7 (Product Return), 3.8 (Product Medical Inquiries), 6.3.1 (notification of government action), 7.4 (payment audit), 8.3 (effects of termination), 8.4 (right of first negotiation), 9.2 (confidentiality), 9.3 (non-solicitation), 10.2 (ownership of intellectual property), 14.2 (choice of law), 14.3 (Equitable Remedies), 14.4 (notices), 14.5 (severability), 14.7 (captions), 14.8 (integration), 14.9 (independent contractor status), 14.10 (submission to jurisdiction), 14.11 (Assignment; Successors), 14.12 (publicity),  14.13 (no consequential or punitive damages), 14.14 (Performance by Affiliates), 14.15 (Amendment; Waivers), 14.16 (third party beneficiaries), 14.17 (Further Assurances; Cooperation),  14.18 (survival) and 14.19 (cumulative remedies) and Article V (compensation) (subject to the provisions of Section 8.3.2 (payments upon termination)), Article XII (indemnification) and Article XIII (dispute resolution) and the applicable definitions in Appendix A.

14.19      Cumulative Remedies.  Subject to the provisions of Section 3.2.5, Section 8.3.2(d) and Section 13.2, the rights and remedies of the Parties under this Agreement are cumulative and not exclusive and accordingly, are in addition to, and not in lieu of any other rights and remedies of the Parties at law or in equity.

14.20      Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Anna Protopapas
Name:	Anna Protopapas
Title:	SVP, Corporate Development

ORTHO BIOTECH INC.

By:	/s/ Joaquin Duato 10/25/06
Name:	Joaquin Duato
Title:	President

Guaranty

Ortho Biotech hereby agrees to unconditionally and irrevocably guarantee the obligations and liabilities of OBI under this Agreement, including without limitation OBI’s obligations under Section 14.14 to cause its Affiliates to perform obligations imposed on such Affiliates.  Ortho Biotech hereby acknowledges and agrees that (a) OBI and MLNM may amend or modify this Agreement without the requirement of providing notice of such amendment or modification to Ortho Biotech or of obtaining Ortho Biotech’s consent thereto and (b) MLNM shall be entitled to interact and deal with OBI on all matters relating to this Agreement (and any modification and amendments) without regard to the guaranty made by Ortho Biotech hereunder, and that in each such case, the obligations and liabilities of Ortho Biotech under this guaranty shall not be released or otherwise impaired as a result thereof.

ORTHO BIOTECH PRODUCTS, L.P.

/s/ Joaquin Duato
By: Ortho Biotech Inc.
Its: General Partner

Appendix A

Definitions

“Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines and requirements of the FDA (as hereinafter defined) as may be in effect from time to time.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

“Adverse Event” means the development of an undesirable medical condition or the deterioration of a pre-existing medical condition following or during exposure to the Product, whether or not considered causally related to the Product, the exacerbation of any pre-existing condition occurring during the use of the Product, or any other adverse experience or adverse drug experience described in the FDA’s Investigational New Drug safety reporting and NDA (as hereinafter defined) postmarketing reporting regulations, 21 C.F.R. 312.32 and 314.80, respectively, as they may be amended from time to time.  For purposes of this Agreement, “undesirable medical condition” shall include symptoms (e.g. nausea, chest pain), signs (e.g. tachycardia, enlarged liver) or the abnormal results of an investigation (e.g. laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose, sensitivity reactions or failure of the Product to exhibit its expected pharmacological/biologic effect.

“Agreement” has the meaning assigned in the Preamble to this Agreement.

“Affiliate” means, with respect to any Party, any Person controlling, controlled by or under common control with such Party.  For purposes of this definition, “control” shall mean (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Annualized Net Sales” means, with respect to a given calendar year, MLNM’s calculation of the estimated annual Net Sales based on actual daily average of year-to-date Net Sales.  By way of example, for the 2007 calendar year, if the actual Net Sales through August 17, 2007 were $[**] then the actual daily average of year-to-date Net Sales is $[**] (i.e. $[**] ÷229 days (i.e. the number of days from January 1, 2007 through August 17, 2007)) and “Annualized Net Sales” equals $[**] (i.e.$[**] x 365 days per year).

“Appeal Arbitrator” has the meaning assigned in Section 13.2.7 of this Agreement.

“Applicable Laws” means all federal, state and local laws, and the rules, regulations, guidance, guidelines and requirements of Governmental Authorities in effect that are applicable from time to time, including, without limitation, those relating to the manufacture, marketing, promotion, distribution, (including storage, handling and transportation) and sale of the Product in the Co-Promotion Territory, including the Act, the Prescription Drug Marketing Act, the FDA Guidance for Industry — Supported Scientific and Educational Activities and “fraud and abuse,” anti-kickback, consumer protection and false claims statutes and regulations.

“At Risk” has the meaning assigned in Section 8.2 of this Agreement.

“Average Commission Rate” means the rate equal to one-half of the sum of (a) the effective commission rate for calculation of the Commission Payment for 2007 and (b) the effective commission rate for calculation of the Commission Payment for 2008.  For purposes of this definition, “effective commission rate” for a particular year shall be calculated by dividing  the actual Commission Payment earned by OBI for such year by actual Net Sales above the baseline Net Sales amount for such year (which baseline Net Sales amount is $[**] for 2007 and $[**] for 2008).

“Books and Records” has the meaning assigned in Section 7.1 of this Agreement.

“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks are authorized or required to be closed in the State of Delaware.

“Call” means an in-person presentation of the Product made by a Sales Representative to a MLNM Target during which the Sales Representative describes the Product in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law and in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product.  “Calls” shall be deemed to include only full sales presentations and shall not be deemed to include “reminder” details or e-details, in each case as such terms are generally understood in the pharmaceutical industry, or any presentations made at conventions, consulting programs or similar gatherings.

“Call Cost Payment” has the meaning assigned in Section 5.1.2 of this Agreement.

“Call Costs” has the meaning assigned in Section 5.1.1 of this Agreement.

“Call Plan” has the meaning assigned in Section 2.2.2 of this Agreement.

“Call Reporting and Review Requirements” has the meaning assigned in Section 2.2.3 of this Agreement.

“Call Standard” has the meaning assigned in Section 3.2.1.

“Change of Control” means a transaction (or series of transactions) that results in a merger, consolidation or reorganization of MLNM (each of which is referred to as a “Merger”) in which MLNM is not the surviving corporation and pursuant to which (i) the individuals and entities who were the beneficial owners of the then outstanding voting shares of MLNM immediately prior to such transaction would beneficially own, directly or indirectly, no more than [**]% of the then outstanding voting shares entitled to vote generally in the election of directors of the corporation or other entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the voting shares outstanding immediately prior to such transaction, and (ii) no more than [**]% of the members of the board of directors that would result from such transaction were members of the board of directors of MLNM at the time of the execution of the initial agreement or the action of the board of directors of MLNM providing for such transaction.

“Collaboration and License Agreement” has the meaning assigned in the first recital to this Agreement.

“Combination sNDA Filing” has the meaning assigned in Section 3.1.2 of this Agreement.

“Commission Payments” has the meaning assigned in Section 5.3 of this Agreement.

“Competitor” means a Person (or any Person controlling, controlled by or under common control with such a Person) that owns or markets, or that is reasonably expected to own or market during the Co-Promotion Term, a pharmaceutical product that is in the same therapeutic class as  Doxil® (e.g., doxorubicin),  Procrit® (e.g, hematopoietic growth factors) or any other OBI product marketed in the Co-Promotion Territory and/or expected to launch during the Co-Promotion Term.  For purposes of this definition, “control” means (i) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Confidential Information” has the meaning assigned in 9.2.1 of this Agreement.

“Co-Promotion” means the promotion of the Product in the Co-Promotion Territory by OBI pursuant to this Agreement and the Co-Promotion Plan through activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the FDA approved use of a prescription pharmaceutical product (including without limitation conducting Calls).  “Co-Promote” and “Co-“Promoting” when used as a verb means to engage in such Co-Promotion.

 “Co-Promotion and Marketing Committee” has the meaning assigned in Section 4.2.1 of this Agreement.

“Co-Promotion Manager” has the meaning assigned in Section 5.2.3 of this Agreement.

“Co-Promotion Plan” has the meaning assigned in Section 2.2 of this Agreement.

“Co-Promotion Representatives” means collectively, all Sales Representatives, District Managers, Regional Business Directors, OBI Trainers and the Co-Promotion Manager and any and all other employees of OBI engaged in the Co-Promotion of the Product hereunder or in the training and management of employees with respect to their Co-Promotion of the Product hereunder.

“Co-Promotion Term” has the meaning assigned in Section 1.3.1 of this Agreement.

“Co-Promotion Territory” means the United States of America not including its territories and possessions.

“Core Promotional Materials” has the meaning assigned in Section 2.4.1 of this Agreement.

“CPI” means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index) in the United States.

“CPR” has the meaning assigned in Section 13.2.1 of this Agreement.

“Doxil® License” has the meaning assigned in Section 3.1.2 of this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Expedited Arbitration Dispute” has the meaning assigned in Section 13.2.2 of this Agreement.

“Extension Term” has the meaning assigned in Section 1.3.2 of this Agreement.

 “FDA” means the United States Department of Health and Human Services, Food and Drug Administration.

“Federal Health Care Programs” has the meaning assigned in Section 11.7.2 of this Agreement.

“Field Alert” has the meaning set forth in Section 6.2 of this Agreement.

“First Position Call” means a Call in which at least [**] of the presentation is dedicated solely to the Product in accordance with the Co-Promotion Plan and in which the Product is the first product presented to the First Position Target.

“First Position Target” means one of no more than [**] physicians and other health care professionals in the Co-Promotion Territory with prescribing authority for oncology products who is designated as such on the Target List who shall receive a First Position Call.

“Force Majeure Event” means any extraordinary or unexpected event such as fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, strikes, or acts of God; material change in applicable regulatory rules or processes, that is caused by or results from causes beyond the reasonable control of the Party seeking to take advantage of the Force Majeure and which were not avoidable by the exercise of reasonable foresight.

 “GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

“Incentive Payments” has the meaning assigned in Section 5.2.1 of this Agreement.

“In Kind Payments” has the meaning assigned in Section 5.2.2 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 12.3.1 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 12.3.1 of this Agreement.

“Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions; (b) Trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software (excluding off-the-shelf software that has not been customized or altered), (f) electronic and non-electronic data, data bases and documentation thereof; (g) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); (h) other intellectual property rights; and (i) copies and tangible embodiments thereof (in whatever form or medium).

“Losses” has the meaning assigned in Section 12.1.1 of this Agreement.

“Measurement Period” means the each of the following periods:

(a)           April 1, 2007 through June 30, 2007;

(b)           July 1, 2007 through September 30, 2007;

(c)           October 1, 2007 through December 31, 2007;

(d)           January 1, 2008 through March 30, 2008;

(e)           April 1, 2008 through June 30, 2008;

(f)            July 1, 2008 through September 30, 2008; and

(g)           October 1, 2008 through December 31, 2008.

“Minimum Commitment” has the meaning assigned in Section 3.2.2 of this Agreement.

“Minimum Frequency” has the meaning set forth in Section 3.2.2 of this Agreement.

“Minimum Pre-Commencement Activities” means:

(a)           The Target List and the Call Plan shall have been developed and agreed upon by the Parties as contemplated in Sections 2.2.1 and 2.2.2, respectively;

(b)           The Core Promotional Materials shall have been developed and agreed upon by the Parties as set forth in Section 2.4;

(c)           OBI shall have the ability to generate the Monthly Call Report and the Quarterly Call Report and provide the same to MLNM on a timely basis as contemplated by 2.2.3.(a);

(d)           MLNM shall have substantially completed its training of the OBI Trainers to MLNM’s reasonable satisfaction; and

(e)           The Sales Representatives shall have substantially completed their “home study” requirements and shall have had training with respect to obligations to handle Adverse Event reporting and Product Medical Inquiries to the reasonable satisfaction of MLNM.

“MLNM” has the meaning assigned in the preamble to this Agreement.

“MLNM Indemnified Parties” has the meaning assigned in Section 12.1.2 of this Agreement.

“MLNM Target” means any First Position Target or Second Position Target.

“MLNM Trademark” shall mean any Trademark that includes the name “Millennium” or one or more of the logos identified in Appendix B, or any other Trademark under which MLNM and/or its Affiliates market and sell products in the Co-Promotion Territory.

“Monthly Call Report” has the meaning set forth in Section 2.2.3(a)(i) of this Agreement.

“NDA” means New Drug Application.

“Net Sales” means, with respect to the Product, the gross invoiced sales of the Product by MLNM, its Affiliates and its sublicensees in the Co-Promotion Territory and Puerto Rico to non-sublicensee Third Parties, less good faith estimates of the following deductions to the extent specifically relating to sales of the Product, which shall be adjusted to actual on a periodic basis (no less frequently than annually), of:

(a)           discounts, credits, retroactive price reductions, rebates, refunds, chargebacks, allowances and adjustments granted to non-sublicensee Third Parties, including Medicaid, managed care and similar types of rebates, and provisions for bad debts determined in accordance with GAAP consistently applied by MLNM, rejections, market withdrawals, recalls and returns;

(b)           trade, quantity and cash discounts and rebates allowed or given, and customary fees paid to distributors (other than to a distributor that is an Affiliate of MLNM);

(c)           sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of the Product (other than income taxes of MLNM, its Affiliates or sublicensees), and import and customs duties;

(d)           transportation, importation, shipping insurance, postage, customs clearance, freight and other handling expenses;

(e)           government imposed rebates or discounts;

(f)            the portion of any management fees paid during the relevant time period to group purchasing organizations; and,

(g)           any inventory management fees.

Sales of Product by and between MLNM and its Affiliates and sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes.

“Non-Cancellable” means a cost that (1) is obligated to a Third Party as of the effective date of termination of this Agreement, (2) is covered under Section 5.2 of this Agreement, and (3) for which OBI uses commercially reasonable efforts to, at the time of termination, cancel such obligation.

“Non-Performing Period” has the meaning assigned in Section 3.2.3 of this Agreement.

“OBI” has the meaning assigned in the preamble to this Agreement.

“OBI Indemnified Parties” has the meaning assigned in Section 12.1.1.

“OBI Non-Performance Breach” has the meaning assigned in Section 3.2.4 of this Agreement.

“OBI Trainers” has the meaning assigned in Section 2.3 of this Agreement.

“OBI Sales Force” has the meaning assigned in Section 3.3.2 of this Agreement.

“Ortho Biotech” has the meaning assigned in the first recital of this Agreement.

“Party” and “Parties” has the meaning assigned in the preamble to this Agreement.

“Person” means, as applicable, an individual sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

“Pre-Commencement Period” has the meaning assigned in Section 1.3.1 of this Agreement.

“Product” has the meaning assigned in the first recital to this Agreement.

“Product Copyrights” shall mean all copyrightable subject matter included in the Product Labels and Inserts, the Promotional Materials, and the Product training programs and materials developed and produced in accordance with this Agreement.

“Product Label and Insert” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized with the Product, or (b) any written material physically accompanying the Product, including Product package inserts.

“Product Medical Inquiries” has the meaning set forth in Section 3.8.1 of this Agreement.

 “Product Trademark” shall mean any Trademark (as hereinafter defined) that includes the name “VELCADE”, or any other Trademark under which MLNM sells the Product  in the Co-Promotion Territory.

“Promotional Materials” has the meaning assigned in Section 3.4.1 of this Agreement.

“Pro Rata Commission” shall mean with respect to either 2007 or 2008, as applicable, the amount of Commission Payment earned up to the effective date of termination for the calendar year in which this Agreement is terminated pursuant to Section 8.1 of this Agreement, as determined by (i) multiplying the amount of the Commission Payment that would be payable in the applicable calendar year based on Annualized Net Sales of that year by the number of days elapsed prior to the effective date of termination in such calendar year and (ii) dividing this amount by 365.  By way of example, if the Annualized Net Sales in 2007 were $[**] and the effective termination date was August 17, 2007, then the amount of Commission Payments earned for 2007 payable on Annualized Net Sales in 2007 would equal $[**].  The Pro Rata Commission would equal ($[**] x 229) ÷ 365 = $[**].

“Quarterly Call Report” has the meaning assigned in Section 2.2.3(a)(ii) of this Agreement.

“Reach” means, with respect to First Position Targets, the percentage of First Position Targets with whom Sales Representatives conduct First Position Calls at least once during a given Measurement Period, and means, with respect to Second Position Targets, the percentage of Second Position Targets with whom Sales Representatives conduct First or Second Position Calls at least once during a given Measurement Period.

“Sales Representative” means an individual who is regularly employed by OBI on a full-time basis as a member of its oncology field sales force, whose skills, training and experience are consistent with industry standards applicable to the Co-Promotion of an oncology pharmaceutical product, and who, following the commencement of the Co-Promotion Term, shall have (a) satisfactorily completed the sales training described in this Agreement and the Co-Promotion Plan and (b) have become adequately equipped and knowledgeable with respect to the Product, including the Product Label and Insert and the use of the Core Promotional Materials and any Promotion Materials provided to OBI to make Calls regarding the Product to MLNM Targets all in a timely manner in accordance with this Agreement and the Co-Promotion Plan.

“Second Position Call” means (a) a Call in which at least [**] of the presentation is dedicated solely to the Product in accordance with the Co-Promotion Plan and in which the Product is at least the second product presented to the Second Position Target; or (b) a Call in which at least [**] percent ([**]%) of the presentation is dedicated solely to the Product in accordance with the Co-Promotion Plan and in which the Product is the first product presented to the Second Position Target.

“Second Position Target” means one of no more than [**] physicians and other health care professionals in the Co-Promotion Territory with prescribing authority for oncology products in the Co-Promotion Territory who is designated as such on the Target List who shall receive a Second Position Call.

“Severed Clause” has the meaning assigned in Section 14.5 of this Agreement.

“Steering Committee” has the meaning assigned in Section 4.1.1 of this Agreement.

“Tail Payment” has the meaning assigned in Section 5.4.1 of this Agreement.

“Target List” has the meaning set forth in Section 2.2.1. of this Agreement.

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed upon a Party under any Applicable Laws.

 “Third Party” means any Person other than a Party or any of its Affiliates.

“Trademark” means any trademark, trade dress, brand mark, trade name, brand name, corporate name, logo or business symbol.

“Training Plan” has the meaning assigned in Section 2.3 of this Agreement.

“Unexpected Market Event” has the meaning assigned in Section 8.1.2(h) of this Agreement.

“Variable Cost Payments” has the meaning assigned in Section 5.2 of this Agreement.

Appendix B

Co-Promotion Plan

MILLENNIUM PHARMACEUTICALS, INC.

and

ORTHO BIOTECH INC.

CO-PROMOTION PLAN

APPENDIX B

Pursuant to the terms of Section 2.2 of the Co-Promotion Agreement by, and between, Millennium Pharmaceuticals, Inc. (MLNM) and Ortho Biotech, Inc. (OBI) dated October 25, 2006 (the “Agreement”), this Co-Promotion Plan is approved by the Co-Promotion and Marketing Committee  (“CPMC”) on January 12, 2007, attached hereto and incorporated into the Agreement as Appendix B.  This Co-Promotion Plan shall be in effect upon approval by the CPMC.  To the extent anything in the Call Plan is inconsistent with the Co-Promotion Agreement it amends, the terms of the Co-Promotion Agreement shall govern.

Capitalized terms used but not defined herein shall have the same meaning given to them in the Agreement.

The CPMC hereby approves the attached Co-Promotion Plan.

Agreed to by the CPMC representatives of each Party:

Millennium Pharmaceuticals, Inc	Ortho Biotech Products, L.P.

Grant Bogle	Lou Ferrari
SVP, Oncology Sales & Marketing	VP, Sales

-

December 2006 Approved Co-Promotion Plan

CONFIDENTIAL

1

The processes described herein may be modified from time to time to meet the needs of both parties after review and approval by the CPMC pursuant to Section 2.2 of the Agreement.

I. Target List

MLNM has provided OBI with a Target List per Section 2.2.1 of the Agreement.  The Target List is attached to this Co-Promotion Plan as Appendix A.

Target List Format

The Target List was formatted as an Excel spreadsheet and delivered by Director, Commercial IT at MLNM to a dedicated OBI/MLNM ftp site hosted by OBI and contained the following fields:

•                  Area

•                  Region

•                  Territory

•                  Cm id [Customer Master identifier]

•                  Name

•                  Thalomid Decile

•                  RM Adjusted Tier

•                  Flag for First Position

•                  Promotion Candidates

•                  Default Position

•                  Revised Position

•                  Demote Candidates

Development of Call Plan by OBI:

•                  OBI will use the available information on the Target List to assign each First Position Target and Second Position Target to at least one OBI sales representative.

•                  OBI will compare the Target List to its existing customer list of oncology health care providers.

•                  The MLNM Targets on the Target List that are identified on OBI’s existing customer list of oncology health care providers will be assigned to the applicable OBI sales representative.  MLNM Targets that are not listed on OBI’s existing list of oncology health care providers will be sent to the OBI sales  representatives

•                  The OBI will instruct its sales representatives to work with their MLNM sales representative counterparts to validate the existence and location of the applicable MLNM Targets.  Counterparts will be identified through the shared rosters as laid out in this Co-Promotion Plan.

•                  If OBI, after reasonable efforts and after consulting with MLNM, is unable to locate a particular MLNM Target, MLNM will replace that MLNM Target with another MLNM Target

•                  Once all MLNM Targets have been located by the applicable OBI Sales Representatives, the list of “located” targets will constitute the Target List.  MLNM and OBI will continue to reconcile the Target List until 1500 First Position and 5000 Second Postiion “located” targets are included.

•                  The Call Plan will be provided to the CPMC for review and approval within [**] days of receipt of the Target List.

2

•                  The Call Plan will be provided to the CPMC for review and approval within [**] days of receipt of the Target List.

Semi-Annual Updates to the Target List

Every May 15 and November 15 MLNM will provide to OBI a new Target List pursuant to section 2.2.1 of the Agreement in the same format as the original Target List unless mutually agreed upon by the parties.

OBI will follow the above process to validate the Target List thereby developing a Target List for the next semi-annual period pursuant to Section 2.2.1 of the Agreement. Each updated Target List will be incorporated into the Co-Promotion Plan following approval by the CPMC and will replace the immediately preceding Target List.

II. Call Plan

Distribute Call Plan to OBI Sales Force

Promptly upon validation of the Target List by OBI, all new MLNM Targets will be loaded into OBI’s customer relationship management Siebel database.  Additionally OBI will identify all MLNM Targets in the Siebel system with a “Home Office Rating” (H.O. rating) and a “Call Goal”.   OBI will assign a First Position Target a H.O. rating of VELCADE 1 and a Second Position Target a  H.O. rating of VELCADE 2.  OBI will assign each MLNM Target a Call Goal of [**] calls per calendar quarter.

Figure 1: Sample Siebel Screen: (does not represent actual screen)

[**]

3

Semi-Annual Updates to the Call Plan

The Call Plan will be updated according to the updated Target List. The updated Call Plan will be submitted to the CPMC for review and approval within [**] days of OBI’s receipt of the updated Target List.  Each updated Call Plan will be incorporated into the Co-Promotion Plan following approval by the CPMC and will replace the immediately preceding Call Plan.

OBI will provide all OBI Sales Representatives with a copy of the most current Call Plan in the next available production run of the Siebel Assignment Manager System after approval by the CPMC.

New Indications

The process for updating the Call Plan to support new indications will be discussed at the CPMC.

Sales Direction:

OBI will instruct its Sales Representatives that each First Position Target must receive a Call [**] a month as a First Position Call and each Second Position Target must receive a Call [**] a month as a Second Position Call.

Call Plan Reporting

OBI will send a variety of weekly reports to its sales representatives and sales management to help them monitor their progress to the Call Plan.

OBI sales management will receive reports that will help monitor District and Territory level Call Plan performance and will alert them to underperforming areas.

Figure 2: Illustration of Call Plan Performance Report: does not represent actual report

[**]

III. Sales Training

The approved and signed sales training plan is attached as Appendix C.

IV. Promotional Material

MLNM will develop proposed Core Promotional Materials (CPM)

•                  Once a CPM piece is initiated, MLNM will assign a MLNM code number to it (designating OBI-affiliated).

•                  CPM materials will be reviewed by MLNM in accordance with the MLNM promotional materials standard operating procedure

•                  MLNM may choose to have a concept meeting with OBI during, or prior to, preparation of the CPM.  The OBI Alliance Manager will help coordinate scheduling a concept meeting.

•                  MLNM will ensure, prior to submission to OBI for review, that all references utilized to support product claims in the CPM are accurately represented.

•                  MLNM will provide OBI Alliance Manager:

•                  Notification of expected review date by MLNM

•                  Targeted delivery date to OBI for review

Upon approval, MLNM will submit the following to OBI Alliance Manager:

4

•                  A PDF of the CPM piece

•                  Twelve copies of the final draft CPM layout, with three sets of annotated references, folded 8 1/2 X 11".  A minimum of 3 CPM layouts must be in color and printed on non-glossy paper.

•                  Final draft layout is required where applicable.  Manuscript copy with lines numbered in left margin should be submitted when layout is not feasible (i.e., IVR scripts, web sites, storyboards).

•                  Layout and manuscript must match if both are submitted.

•                  Copies of references properly annotated (e.g. highlighted/underlined) to facilitate the reviewer locating the support in the reference for the corresponding claim, statement or presentation.

•                  One mock-up/comp is required for multi-dimensional CPM pieces (e.g., boxes, items with multiple folds).

•                  Slide decks must be printed in color or in grayscale, include speaker notes and slides must be numbered.

OBI Alliance Manager will:

•                  Obtain from MLNM the promotional code prior to the materials being submitted for promotional review.

•                  All materials submitted for review require a promotional code.  Contact salessupply@obius.jnj.com to request form and instructions.

•                  Complete Promotional Review Submission Cover Sheet

•                  Provide the following information for the Promotional Review submission:

•                  A brief description of the business reason for the use of the piece(s)

•                  Intended usage audience (e.g. Oncology Sales, Strategic Customer Group, etc.)

•                  Target audience

•                  Documentation of approval from MLNM Promotional Review Committee for OBI use of the materials that is consistent with the usage and target audiences specified to the OBI Promotional Review Committee.

•                  Seibel Key Communication Point and Siebel Key Message

•                  The Key Communication Point cannot exceed 30 characters in length; the Key Message cannot exceed 45 characters in length

•                  Ensure delivery of twelve complete sets of draft CPM and 3 sets of annotated references to Advertising and Promotion Manager either hard copy or electronic to: promotialreview@prdus.jnj.com mailbox

•                  Annotated references are for distribution to Medical, Regulatory and Alliance Manager

•                                                                      Coordinate with MNLM Alliance Director a joint meeting of representatives of both companies to provide OBI feedback on Core Promotional Materials

•                  This meeting must be scheduled to occur [**] business days from receipt of approved Core Promotional Materials from MNLM

•                  In attendance at the joint company meeting (either live or via teleconference) must be:

•                  OBI

•                  OBI Alliance Manager

•                  OBI Regulatory Advertising and Promotion

•                  OBI Medical Director

•                  MNLM

•                  MLNM Promotional Material Review Team (“PMRT”)

•                  Communicate to MLNM the following information and assure that appropriate measures are taken at OBI

•                  Documentation of plan by MNLM for timely notification to OBI of discontinuation or required changes to Core Promotional materials

5

•                  Core Promotional materials are subject to the OBI 12-month review process

•                  OBI Advertising and Promotion Manager will:

•                  Schedule the piece for PRC review including the following reviewers (or designee):

-Marketing	[**]
-Sales	[**]
-Sales Training	[**]
-Alliance Manager	[**]
-Medical Director	[**]
-Regulatory	[**]
-Law Department	[**]
-HCC	[**]
-Medical Information	[**]

•                  Ensure functional roles bolded above have approved MLNM Core Promotional Material prior to use by the OBI sales organization.  Those members non-bolded are not required to approve the CPM prior to use by the OBI Sales organization.

•                  Ensure the PRC meeting is held within [**] business days of receipt of materials from MLNM.

•                  Summarize and document all comments on behalf of OBI to be provided to MNLM with regard to the CPM.

•                  Ensure MLNM Core Materials are scheduled for 12-month review process

•                  Joint MLNM and OBI Review Committee will:

•                  Ensure agreement on the content of CPM and that it is in line with both companies applicable policies

•                  Facilitate formal sign off on final materials

6

V. Data/IT

Monthly Call Report

No later than [**] days after the end of the previous calendar month, OBI will provide to MLNM a transaction level data file for all Calls that were made during the previous calendar month.  The Excel file will be transmitted automatically to a dedicated OBI/MLNM ftp site hosted by OBI [**] via the Johnson & Johnson NCS Secure File Transfer System and will contain the following fields:

•                  Siebel unique call ID

•                  Siebel unique territory ID

•                  RDT # (Region/District/Territory — full OBI territory number)

•                  Call create date

•                  Call occurred

•                  Siebel unique employee ID

•                  Employee Last Name / First Name

•                  Siebel unique target/contact ID

•                  Target J&J ID

•                  Target ME #

•                  Target IMS #

•                  Target Last Name / First Name

•                  Target AMA specialty

•                  Siebel unique target address ID

•                  Target Practice Name

•                  Target Address Line 1/2

•                  Target City/State/Zip

•                  Product detailed (all VELCADE)

•                  The sequence or position of the product on the call

•                  The communication/message point used during the call

•                  The materials used during the call

Quarterly Call Report

OBI will also provide to MLNM, each quarter, data summarizing the Call activity for the calendar quarter, no later than [**] days after the end of that quarter.  The data will be sent electronically to a dedicated OBI/MLNM ftp site hosted by OBI [**] in Excel format.

Millennium will develop a Quarterly Call Report (Appendix B) which will include a summary of call data for each MLNM Target, including:

•                  the number of First Position Calls by month

•                  the number of Second Position Calls by month by OBI Sales Representatives.

•                  Calls eligible for Minimum Frequency calculations

•                  Reach Attained

•                  Calls eligible for reimbursement

•                  Calculated payment due

7

Sales Reports

Weekly VELCADE Sales Data to Trinity Partners, LLC

MLNM and OBI have entered into an arrangement for the purpose of having Trinity Partners, a vendor with whom OBI has a contract services agreement for data reporting services, provide sales data reporting services to OBI in fulfillment of Millennium’s obligation to provide such information to OBI.  OBI will be responsible for compensating Trinity Partners for the services it provides in connection with the co-promote agreement.  A copy of the agreement between Millennium and Trinity Partners as well as the letter of agreement between Millennium and OBI are attached to the Co- Promotion Plan as Appendices D and E, respectively.

To assist Trinity Partners in its performance of these services, MLNM has agreed to provide, by noon on the [**] business day of each calendar quarter, Trinity Partners with a transaction level sales data file containing VELCADE sales The MLNM file will be transmitted automatically via ftp over a secure VPN tunnel and be configured as follows:

Frequency / Time	• Weekly, second business day of each calendar week by noon • Calendar week and covers Sunday through Saturday • Rolling 52 weeks • VELCADE data represented at the transaction level
Filters / Criteria	• No Puerto Rico • No “on hold” vials
Fields

•  Transaction Date

•  Data Source

•  Product Brand / Name

•  Sale Qty (Units)

•  Unit Price ($/Unit)

•  Sale Amt ($)

•  Adjustment Flag

•  Organization CM identifier

•  Organization CM name

•  Organization Address/City/State/Zip

•  Department CM identifier

•  Department NDC/DEA/HIN identifiers

•  Department CM name

•  Department CM Address/City/State/Zip

•  Department DW name

•  Department DW Address/City/State/Zip

Master VELCADE Sales Account File

Millennium will provide Trinity and OBI a master VELCADE account file by noon on the [**] business day of each calendar week. The file is to provide an update on any organization data that might have changed in the previous week. This file will contain:

Fields

•  Organization CM identifier

•  Organization CM name

•  Organization Address/City/State/Zip

•  Department CM identifier

•  Department NDC/DEA/HIN identifiers

•  Department CM name

•  Department CM Address/City/State/Zip

•  Department DW name

•  Department DW Address/City/State/Zip

8

Ongoing VELCADE Sales Account Matching Process

Millennium and OBI have conducted a preliminary organization and professional matching exercise. The parties will continue to reconcile organizations and professionals on an ongoing basis. This is to ensure that sales are being properly credited to the correct OBI sales personnel and for cross company data consistency.

Sales Reports

Trinity will then process that data to create individual sales reports for each and every OBI territory.  These weekly reports will be made available to the OBI Sales Representatives via a secure web page, hosted by Trinity, that the OBI Representatives and District Managers will access using individual passwords.

The VELCADE sales reports will be made available to the OBI Sales Force on Thursday of each week for the prior week of sales. These reports are Confidential Information of MLM and may contain material inside information.

Millennium field personnel will not share their sales reports with their OBI counterparts due to potential differences in territory alignments and sales credit allocations.

Both Trinity and OBI are permitted to use VELCADE sales data for the sole purpose of OBI fulfilling its obligations set forth under this Agreement.

9

Monthly VELCADE Sales Reports from Trinity
Trinity, on OBI’s behalf will generate and distribute VELCADE sales reports as laid out in the Data Use Agreement between MLNM and Trinity Partners (Appendix D).  Millennium field personnel will not share their sales reports with their OBI counterparts due to potential differences in territory alignments and sales credit allocations.

Millennium will pass through to OBI any competitive sales data sharing costs charged by Wolters Kluwer Health at the request of OBI.

Quarterly VELCADE Product Sales Reports for OBI Sales Operations

Trinity will provide OBI a quarterly VELCADE sales file to applicable OBI Sales Operations personnel to be used for incentive compensation purposes. The report will include VELCADE sales in dollars and units by assigned accounts with appropriate identifiers.

Initial VELCADE Sales Data to Trinity Partners, LLC for OBI POAI

Trinity Partners will generate a one-time report in PDF form only for the OBI territory and district managers for use at the OBI POAI.  To support this process, MLNM will provide to Trinity a transaction level sales data file containing VELCADE sales for Q405 — Q306.  The file will be transmitted automatically via ftp over a secure VPN tunnel and be configured as follows:

Frequency / Time	• One-time • Rolling 52 weeks, Q405 — Q306 • VELCADE data represented at the transaction level

Filters / Criteria	• No Puerto Rico • No “on hold” vials

Fields

•  Transaction Date

•  Data Source

•  Product Brand / Name

•  Sale Qty (Units)

•  Unit Price ($/Unit)

•  Sale Amt ($)

•  Adjustment Flag

•  Organization CM identifier

•  Organization CM name

•  Organization Address/City/State/Zip

•  Department CM identifier

•  Department NDC/DEA/HIN identifiers

•  Department CM name

•  Department CM Address/City/State/Zip

•  Department DW name

•  Department DW Address/City/State/Zip

10

Sales Rosters

On the first day of each calendar month, MLNM will provide to OBI a MLNM Sales Force Roster data file.  The file will be transmitted to a dedicated OBI/MLNM ftp site hosted by OBI [**] via the Johnson & Johnson NCS Secure File Transfer System with contact information for the MLNM field force.  This MLNM Sales Force Roster data file will contain the following fields:

•                  Territory Number & Name

•                  Region Number & Name

•                  Area Number & Name

•                  Contact information for level:  Name, Email, Office Phone, Title

On the first day of each calendar month, OBI will provide to MLNM an OBI Sales Force Roster data file.  The file will be transmitted to a dedicated OBI/MLNM ftp site hosted by OBI [**] via the Johnson & Johnson NCS Secure File Transfer System with contact information for OBI Sales Representatives.  This OBI Sales Force Roster data file will contain the following fields:

•                  Franchise Number & Name

•                  Division Number & Name

•                  Region Number & Name

•                  District Number & Name

•                  Territory Number & Name

•                  RDT # (Region/District/Territory — full OBI territory number)

•                  Contact information for level:  Name, Email, Phone

The roster information will be used by Sales Force personnel to identify their respective counterparts and facilitate communication between the two sales forces.

The MLNM and OBI Sales Force Roster files are confidential.

Territory Alignments

On the first day of each calendar month, MLNM will provide to OBI a Zip-Territory data file.  The zip file will be transmitted to a dedicated OBI/MLNM ftp site hosted by OBI [**]via the Johnson & Johnson NCS Secure File Transfer System and will contain the following fields:

•                  Zip Code

•                  City

•                  State

•                  Territory Number & Name

On the first day of each calendar month, OBI will provide to MLNM a Physician-Territory data file for the Millennium targets.  The zip file will be transmitted to a dedicated OBI/MLNM ftp site hosted by OBI [**] via the Johnson & Johnson NCS Secure File Transfer System and will contain the following fields:

•                  RDT # (Region/District/Territory — full OBI territory number)

•                  OBI identifier for the Physician

11

List of Appendices

Appendix A                                                                                                                                                                                                                                                                           Target List (Electronic file)

Appendix B                                                                                                                                                                                                                                                                           Quarterly Call Report

Appendix C                                                                                                                                                                                                                                                                           Sales Training Plan

Appendix D                                                                                                                                                                                                                                                                           Millennium and Trinity Partners Agreement

Appendix E                                                                                                                                                                                                                                                                            Millennium and OBI Agreement

12

Appendix A

Area	Region	Territory	Cm id	Name	Thal Decile	RM/Adjusted Tier	Flag for First Position	Flag for Delete	Med, Zero Calls	Med, 1-4 Calls	Med, 5-9 Calls

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  [**]

13

Appendix B

Second Quarter 2007					First Position Calls			Second Position Calls
Target	OBI ID#	MPI ID#	Other Agreed Info	FPT/SPT	Apr	May	June	Apr	May	June	Calls Eligible for Min Freq
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]

Reach and Frequency Calculation Per Section 3.2.1

Call Plan Attainment	Total Targets	Reached Targets	Reach %	Eligible Calls	Actual “Min Frequency”	Reach Std	Freq Std	Reach Std	Freq Std
FPT		[**]		[**]	[**]	[**]	[**]	[**]	[**]
SPT		[**]		[**]	[**]	[**]	[**]	[**]	[**]

Call Cost Reimbursement Per Section 5.1.2

Call Cost Reimbursemt	First Position Calls	Second Position Calls	Implied Pmt	Pmt Cap	Payment Due
First Position Targets	[**]	[**]	[**]	[**]	[**]
Second Position Targets	[**]	[**]	[**]	[**]	[**]
Call Cost	[**]	[**]			[**]
Reimb Rate	[**]	[**]

Subject to provisions of Section 3.2 of the co-promotion agreement

MILLENNIUM/OBI CO-PROMOTION

SALES TRAINING PLAN

APPENDIX C

Pursuant to the October 25th, 2006 Co-Promotion Agreement by, and between, Millennium Pharmaceuticals, Inc. (MLNM) and Ortho Biotech, Inc. (OBI) (the “Agreement”), this Training Plan is attached hereto and will be incorporated in to the Agreement as Appendix C.

Capitalized terms used but not defined herein shall have the same meaning given to them in the Agreement.

This training plan will become effective upon approval and agreement by representatives of each Party.

Millennium Pharmaceuticals, Inc	Ortho Biotech, Inc.

Grant Bogle	Lou Ferrari
SVP, Oncology Sales & Marketing	VP, Sales

2006 Approved Training Plan

November 24th, 2006

CO-PROMOTION TRAINING PLAN

21-NOV-06

APPENDIX C

EXECUTIVE SUMMARY

Millennium is responsible for training OBI’s District Trainers (DTs), District Managers (DMs), Regional Business Directors (RBDs) and thereby enabling the training of OBI’s Sales Force by OBI Trainers.

OBI is responsible for providing a sufficient number of OBI Trainers to train all OBI Sales Representatives and for ensuring that the OBI Sales Force is trained in accordance with this Training Plan.

MLNM will provide a minimum of one copy of all training materials for use by OBI solely in connection with the training of OBI Trainers and Sales Representatives. OBI has the right to reproduce these training materials and to provide copies to OBI Trainers and Sales personnel, only.

The training will be focused on the use of VELCADE® (bortezomib) for injection, in the treatment of multiple myeloma and mantle cell lymphoma.

Training will be conducted in two waves; MLNM will train OBI DTs, DMs and RBDs in the first wave and OBI Trainers will train the entire OBI Sales Force in the second wave.  The training of OBI DTs, DMs and RBDs will be completed by December 31st 2006, and the training of the OBI Sales Force will be completed by January 25th, 2007.

MLNM will provide supplementary training to OBI Trainers as deemed necessary and appropriate by MLNM during the term of the Agreement, for example in regards to any newly approved indication for VELCADE.  In turn, OBI trainers will then deliver such additional training to all members of the OBI Sales Force.

TRAINING OBJECTIVES

The training objectives are (i) to train OBI DTs, DMs and RBDs on the use of VELCADE in the treatment of multiple myeloma and mantle cell lymphoma to enable (ii) the training of the OBI Sales Force by OBI DTs, DMs and RBDs.

On completion of the training detailed below, the OBI Sales Force will be able to:

•                  Effectively deliver the core message surrounding VELCADE in the treatment of multiple myeloma and mantle cell lymphoma, as determined by MLNM.

•                  Successfully address VELCADE objections.

•                  Appropriately report, and respond to, reports of possible adverse events, product complaints and unsolicited requests for information.

TRAINING MODEL

The training deployed by MLNM to OBI is based on approximately [**] hours of home study spread over the course of approximately [**] weeks, supplemented with WEBEX sessions and live training, and finalized with practical workshop sessions.

The actual training consists of four phases:

1.               Home Study

2.               WEBEX Training

3.               [**] Live Training

4.               [**] Practical Application

TRAINING SCHEDULE

MLNM Training of OBI DTs, DMs, RBDs & In-House Training Staff

October 28th, 2006:  [**].

November, 7th, 2006:  [**].

November 6th-10th, 2006:  [**].

November 28th, 2006:  [**].

December 4th-8th, 2006:  [**].

December 13th-14th, 2006:  [**].

January 15th-19th, 2007:  [**].

OBI Training of OBI Sales Force with support from MLNM

December, 1st, 2006:  [**].

December 19th-20th, 2006:  [**].

January 8th-12th, 2007:  [**].

January 25th, 2007:[**].

TRAINING CONTENT

On completion of the training schedule outlined above, all members of the OBI Sales Force will have a solid understanding of:

•      Proteasome inhibition as a mechanism of action

•      The disease of multiple myeloma

•      The current myeloma market

•      The Crest/029 clinical trials in relapsed and refractory multiple myeloma

•      The APEX phase III clinical trial in relapsed and refractory multiple myeloma

•      The PINNACLE clinical trial in mantle cell lymphoma

•      Competition in the multiple myeloma market

•      The content of the promotional items used to support VELCADE in the market place.

•      Pricing and reimbursement in the multiple myeloma market.

•      Potential adverse events associated with multiple myeloma therapies and all obligations around the reporting of such events.

In addition, all OBI Sales personnel will be able to:

•      Effectively deliver the core message surrounding VELCADE in the treatment of multiple myeloma and mantle cell lymphoma, as determined by MLNM.

•      Successfully address VELCADE objections.

•      Appropriately report and respond to reports of possible adverse events, product complaints and unsolicited requests for information training materials

The training binder created by MLNM and supplied to OBI for use in the training of the OBI Sales Force contains the following:

1.               Training Objectives

2.               Home Study Agenda

3.               Module 1:  “Overview of Tumor Types and Their Treatments”

4.               Module 2:  “Multiple Myeloma”

5.               Module 3:  “VELCADE™ (bortezomib) for Injection

6.               A section on Clinical Data which comprised copies of the following documents:

[**]

7.               A section on Competitor Information which comprised copies of the following documents:

[**]

8.               An Audio/Video Section which comprised the following items:

a.               [**]

TRAINING VALIDATION

MLNM and OBI will jointly develop assessment materials to allow MLNM to test the performance of OBI Trainers and each OBI Trainer will then be required to receive an individual minimum score of [**] percent ([**]%) under such tests before he or she may participate in the training of the OBI Sales Force.

The training of the OBI Sales Force will also be validated via a series of learning assessments (quizzes and tests).  These learning assessments will be developed by MLNM and delivered to OBI Training Managers, then distributed and monitored by OBI Trainers.  OBI will ensure, through the administration of these assessments, that all OBI Sales personnel receive the training and assessments as outlined in this plan and meet the current standards of OBI applicable to other pharmaceutical products and the applicable industry standards for comparable pharmaceutical products.

Appendix D

DATA USE AGREEMENT

THIS DATA USE AGREEMENT (including Exhibit A) (the “Agreement”) is between Millennium Pharmaceuticals, Inc. (“Millennium”), whose business address for all purposes related to this Agreement is 40 Lansdowne Street, Cambridge, Massachusetts 02139; and Trinity Partners, LLC (“Trinity”), whose business address for all purposes related to this Agreement is 230 Third Avenue, Prospect Place, Waltham, MA 02451.  Millennium and Trinity may each be individually referred to herein as a “Party” and may be collectively referred to as the “Parties.”

BACKGROUND

Millennium and Ortho Biotech Products, L.P. (“OBI”) have entered into a co-promotion agreement, effective as of October 25, 2006 (the “Co-Promotion Agreement”), whereby OBI and Millennium have agreed to co-promote Millennium’s proprietary product VELCADE® (bortezomib) for Injection.  In connection with the co-promotion agreement, Millennium is required to provide certain VELCADE sales data reports to OBI for its purpose of determining sales force incentive compensation.

OBI and Trinity have entered into a master services agreement, effective as of August 22, 2005 whereby Trinity provides data reporting services to OBI.

Millennium and OBI, in a separate letter of agreement, have agreed that Millennium will fulfill its obligation to provide VELCADE sales data reports to OBI by providing raw sales data to Trinity, for Trinity to maintain in confidence, and create and provide VELCADE sales data reports to OBI.  This Agreement will become an attachment to the letter of agreement between Millennium and OBI.

In consideration of the mutual promises set forth herein and attached hereto, the Parties agree to be bound by the terms and conditions of this Agreement and have caused this Agreement to be executed by their duly authorized representatives.

1.             Transfer of Millennium Data to Trinity.  Millennium will transfer raw VELCADE sales data (“Millennium Data”) to Trinity on a weekly, monthly and quarterly basis as set forth in Exhibit A.  The data fields will be mutually agreed upon by Millennium and OBI and provided to Trinity.

2.             Trinity License, Use and Restrictions.

(a)           License and Use.  Subject to the terms and conditions of this Agreement, Millennium hereby grants to Trinity the limited, non-exclusive, non-transferable right during the Term to use Millennium Data for the sole purpose of compiling VELCADE sales data reports within the OBI sales force alignment and providing such reports to OBI as set forth herein.  Trinity will maintain the Millennium Data in a secure database, as set forth in Exhibit A, segregated from other data it is compiling on behalf of or reporting to OBI.  Trinity will provide the VELCADE sales data reports on weekly and monthly basis in a non-editable format to the OBI sales operations and field sales personnel mutually agreed upon by Millennium and OBI and provided to Trinity.  Millennium will have access to the reports that are provided to OBI.

(b)           Restrictions on Use.  Trinity will not aggregate Millennium Data within the current quarter beyond the mutually agreed upon level, except for the quarterly data file.  Trinity will not use or disclose the Millennium Data, including without limitation to OBI, except as expressly permitted herein, without the express prior written consent of Millennium.  Trinity will not disseminate information that would allow for the compilation of national sales data within a current quarter.  Millennium Data will only be disclosed within Trinity and to those OBI personnel who are working on VELCADE, as agreed by Millennium and OBI.

3.             Compensation.  OBI is responsible for compensating Trinity for any services that it performs in connection with this Agreement.  Millennium will have no obligation to compensate Trinity.

4.             Confidentiality.

(a)           Definition.  The term “Confidential Information” includes all information that Millennium treats as confidential or proprietary, including without limitation the Millennium Data, whether or not labeled “Confidential,” in any format or compilation.

(b)           Trinity Confidentiality Obligation.  Trinity acknowledges that Millennium is and will remain the sole owner of the Confidential Information.  During the term of this Agreement and thereafter, Trinity will take all commercially reasonable precautions to protect the confidentiality of Confidential Information, and will not disclose or use any Confidential Information except with Millennium’s knowledge and as necessary to perform its obligations hereunder.  In particular, Trinity may disclose Confidential Information to its employees who need to know such Confidential Information in order to perform Trinity’s obligations hereunder and who are obligated to protect the confidentiality of such Confidential Information under terms substantially similar to those set forth in this Section 4(b).  If required by law, Trinity may disclose Confidential Information to a governmental authority, provided that reasonable advance notice is given to Millennium and Trinity reasonably cooperates with Millennium to obtain confidentiality protection.

5.             Expiration and Termination.

(a)           Expiration.   This Agreement will be co-terminous with the Co-Promotion Agreement, which expires on December 31, 2008.  It may be extended by mutual agreement of the Parties or earlier terminated in accordance with this Section 5.

(b)           Termination by Millennium.  Millennium may terminate this Agreement at any time upon thirty (30) days’ prior written notice to Trinity.  In addition, Millennium may terminate immediately upon written notice to Trinity if Trinity breaches this Agreement.

(c)           Termination by Trinity.  Trinity and/or OBI may terminate this Agreement upon thirty (30) days’ prior written notice to Millennium if Millennium breaches this Agreement and fails to cure the breach during the notice period.

(d)           Effect of Termination or Expiration.  Upon termination or expiration of this Agreement, neither Party shall have any further obligations under this Agreement, except that Trinity will immediately return to Millennium all Confidential Information and Trinity will erase or destroy any copies of Millennium Data from all media, disk files and data systems and shall, upon Millennium’s request, deliver to Millennium a statement from an individual having sufficient knowledge of this Agreement and the status of Millennium Data, certifying that Millennium Data has been erased from all storage media of Trinity.

(e)           Survival of Certain Terms.  The Parties acknowledge that some obligations in this Agreement will survive the expiration or any termination of this Agreement, particularly obligations within the Restrictions on Use, Confidentiality, and Indemnification sections.

6.             Audits.  Upon prior request of Millennium, Trinity will permit Millennium to enter its facility(ies) and to conduct periodic audits to monitor use of the Millennium Data.  In addition, Trinity will provide Millennium with all such information as Millennium may reasonably request to enable Millennium to satisfy itself of Trinity’s compliance with its obligations under the Agreement.

7.             Indemnification of Millennium by Trinity.  Trinity agrees to indemnify Millennium, its affiliates and their respective directors, officers, employees and agents (collectively, the “Millennium Indemnified Parties”) for any third party claims, including reasonable attorneys’ fees for defending those claims, arising out of Trinity’s breach of the Agreement.  Trinity, however, will not indemnify the Millennium Indemnified Parties to the extent that these claims result from the gross negligence or willful misconduct of the Millennium Indemnified Parties.  As a condition of this indemnification obligation, Millennium must promptly notify Trinity of a covered claim, must tender to Trinity (and/or its insurer) full authority to defend or settle the claim, and must reasonably cooperate with the defense.

8.             Miscellaneous.

(a)           No partnership or Employment Relationship.  This Agreement does not create a partnership or employment relationship between the Parties.

(b)           Publicity.  Neither Party may use the other Party’s name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other Party.  This term does not restrict either Party’s ability to use the other Party’s name in filings with the Securities and Exchange Commission, Food and Drug Administration, or other governmental agencies, when required to do so.

(c)           Notice.  All notices must be written and sent to the address identified in this Agreement or a subsequent notice.  Notices to Millennium must be marked “Attention: Legal Department.” All notices will become effective upon delivery.

(d)           Assignment. This Agreement may not be transferred, in whole or in part, any Party, without the prior written consent of the other Parties.  However, Millennium may assign this Agreement, in whole or in part, to a subsidiary, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates.

(e)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the Parties

(f)            Amendment.  This Agreement may only be changed by a writing signed by authorized representatives of the Parties.

 (g)          Applicable Law.  This Agreement will be governed by, and construed in accordance with, the law of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Lilla Swan

Title:	Sr. Director

Date:	12/20/2006

TRINITY PARTNERS, LLC.

By:	/s/ John Corcoran

Title:	President

Date:	12/19/2006

EXHIBIT A

Operating Guidelines

These Operating Guidelines will be incorporated into the Data Use Agreement between and among Millennium Pharmaceuticals, Inc. (“Millennium”), Ortho Biotech Products, LP (“OBI”) and Trinity Partners, Inc. (“Trinity”). Capitalized terms not otherwise defined in this Operating Guidelines will have the same meaning as set forth in the Agreement.

In performing their obligations under the Agreement, the Parties will follow these Operating Guidelines. The operating guidelines can be updated and modified as mutually agreed upon by the parties.

1.0 Data Receipt from Millennium

1.1                     Millennium will send raw VELCADE sales data to Trinity through a mutually agreed upon FTP server.

1.2                     Data will be sent on weekly, monthly and quarterly basis.

1.2.1                                    Weekly data is described as data from a standard calendar week measured from Sunday to Saturday. Data will be transferred within [**] business days after the week closes. The file will contain a rolling 52 weeks of data.

1.2.2                                    Monthly data is described as data from the standard calendar month. Data will be transferred within [**] business days after the close of a month. The file will contain a rolling 12 months of sales data.

1.2.3                                    Quarterly data is described as data from a calendar quarter (Jan-Mar, Apr-Jun, Jul-Sept, Oct-Dec) this file will be sent within [**] business days after the Millennium public earnings release for the current quarter. The file will contain a rolling 4 quarters worth of data.

1.3                     Millennium data files will contain at minimum sales within the specified time period in vials by account. Additional data fields will be mutually agreed upon by OBI and Millennium.

2.0       Millennium Data Processing and Security by Trinity

2.1                     Trinity will process, maintain, and store the Millennium data in dedicated, secured databases or file shares and segregated from other data being compiled on behalf of OBI or other third parties.  Millennium data should not be stored locally on any laptop.

2.2                     Trinity shall take the appropriate technical and organization security measures to protect Millennium data from accidental or deliberate manipulation and unauthorized access or disclosure.  Access to Millennium data should be managed by unique passwords issued only to individuals working on VELCADE.  Staff must not share passwords, nor write down their password (even if kept in “a safe place”).

To the extent possible, database authentication should enforce strong passwords (e.g. a minimum of eight characters,

to include mix of numbers, mixed case letters and special characters) as these are less easy for others to deduce, and regular changes of password shall be enforced.

2.3                     Any Millennium data reports produced for OBI by Trinity shall be jointly agreed upon by Millennium and shall always be marked as “Millennium Confidential”.

2.4                     To avoid unencrypted interceptions of data on Millennium data or report transfers between Trinity and OBI, secure file or data transfer methods must be used:  Secure File Transfer Protocol or Secure VPN.

3.0 Sales Structure Mapping

3.1                     To ensure sales on a weekly and monthly basis are not aggregated above the OBI District level unless expressly consented to by Millennium; the Parties agree to the following sales force structure of Millennium and OBI.

Levels	Millennium	OBI
Highest	National	National
	Area	Regional	Business
Directors
	Regional	District
Lowest	Territory	Territory

3.2                   The Parties acknowledge that any OBI personnel receiving current aggregated sales data above the District level within the current quarter will be considered to have inside information and subject to Section 6 of the Agreement.

4.0 Contact Information

Millennium Pharmaceuticals, Inc.

Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Main Telephone Number: 1-617-670-7000

VELCADE Commercial Operations

Amy Winnen

Senior Manager, Commercial Operations

Telephone Number: 1-617-444-1343

Fax Number:  1-617-679-7474

VELCADE Commercial Data Warehouse

Sue Corwin

Senior Manager, Information Technology

Telephone Number: 1-617-551-3982

Trinity

Trinity Partners, LLC

230 Third Avenue

Waltham, MA 02451

Main Telephone number 781-487-7300

Glenn Wong

Director of Operations

Telephone Number: 1-781-487-7300 x104

Zackary King

Director of Technology

Telephone Number: 1-781-7300 x132

OBI

Ortho Biotech Products LP

PO Box 6914

430 Rt. 22

East Bridgewater, NJ 08807-0914

Amy Ricca

Director, Sales Measurement

Telephone Number: 1-908-541-4876

Scott Wearley

Information Management Lead

Telephone Number:1-908-541-4629

Appendix E

December 21, 2006

Brian Martin
Ortho Biotech Products, L.P.
P.O. Box 6914
430 Route 22
East Bridgewater, NJ  08807-0914

RE: Fulfillment of certain obligations under the Co-Promotion Agreement between Millennium Pharmaceuticals, Inc. (“Millennium”) and Ortho Biotech Products, L.P. (“OBI”), dated October 25, 2006 (the “Co-Promotion Agreement”)

Dear Mr. Martin:

The purpose of this letter of agreement is to document the parties’ understanding with respect to the fulfillment of certain obligations under the Co-Promotion Agreement.  The parties agree as follows:

1.               Millennium will fulfill its obligation to provide VELCADE® (bortezomib) for Injection sales data reports to OBI by providing raw sales data to Trinity Partners, L.L.C. (“Trinity”) and having Trinity perform the activities described in the Data Use Agreement, dated December 20, 2006, between Millennium and Trinity.  The Data Use Agreement is attached to this letter of agreement as an exhibit.  Trinity will provide weekly, monthly and quarterly VELCADE sales data reports (“Millennium Data”) to OBI as set forth in the Data Use Agreement.

2.               OBI may use the Millennium Data for the purpose of determining incentive compensation and account planning activities for OBI sales representatives and for the purpose of better understanding VELCADE:Doxil combination usage.  OBI will not aggregate the Millennium Data at a national level for the prior quarter only after Millennium’s quarterly earnings release.

3.               OBI will be solely responsible for compensating Trinity for the services it performs under the Data Use Agreement.  Millennium will have no obligation to compensate Trinity for such servies.  The terms of the Data Use Agreement will not be revised without prior notice to OBI.

4.               The confidentiality and indemnification obligations set forth in the Co-Promotion Agreement will apply to the activities set forth in this letter of agreement.

5.               In the event of any conflict between this letter of agreement and the Co-Promotion Agreement, the Co-Promotion Agreement will prevail.

Please acknowledge your acceptance of the terms set forth above by countersigning this letter of agreement where indicated below and returning a signed copy to me.

Sincerely,
Millennium Pharmaceuticals, Inc.

By:	/s/ Lilla O. Swan

Title:	Director, Millennium-OBI Co-Promotion Alliance
Date:	1/12/07

AGREED TO AND ACCEPTED:
Ortho Biotech Products, L.P.

By:	/s/ Brian Martin

Title:	Executive Director, Business Operations & Analysis

Date:	1/12/2007

Appendix C

Training Plan

MILLENNIUM/OBI CO-PROMOTION

SALES TRAINING PLAN

APPENDIX C

Pursuant to the October 25th, 2006 Co-Promotion Agreement by, and between, Millennium Pharmaceuticals, Inc. (MLNM) and Ortho Biotech, Inc. (OBI) (the “Agreement”), this Training Plan is attached hereto and will be incorporated in to the Agreement as Appendix C.

Capitalized terms used but not defined herein shall have the same meaning given to them in the Agreement.

This training plan will become effective upon approval and agreement by representatives of each Party.

Millennium Pharmaceuticals, Inc	Ortho Biotech, Inc.

Grant Bogle	Lou Ferrari
SVP, Oncology Sales & Marketing	VP, Sales

1

CO-PROMOTION TRAINING PLAN

21-NOV-06

APPENDIX C

2

EXECUTIVE SUMMARY

Millennium is responsible for training OBI’s District Trainers (DTs), District Managers (DMs), Regional Business Directors (RBDs) and thereby enabling the training of OBI’s Sales Force by OBI Trainers.

OBI is responsible for providing a sufficient number of OBI Trainers to train all OBI Sales Representatives and for ensuring that the OBI Sales Force is trained in accordance with this Training Plan.

MLNM will provide a minimum of one copy of all training materials for use by OBI solely in connection with the training of OBI Trainers and Sales Representatives. OBI has the right to reproduce these training materials and to provide copies to OBI Trainers and Sales personnel, only.

The training will be focused on the use of VELCADE® (bortezomib) for injection, in the treatment of multiple myeloma and mantle cell lymphoma.

Training will be conducted in two waves; MLNM will train OBI DTs, DMs and RBDs in the first wave and OBI Trainers will train the entire OBI Sales Force in the second wave.  The training of OBI DTs, DMs and RBDs will be completed by December 31st 2006, and the training of the OBI Sales Force will be completed by January 25th, 2007.

MLNM will provide supplementary training to OBI Trainers as deemed necessary and appropriate by MLNM during the term of the Agreement, for example in regards to any newly approved indication for VELCADE.  In turn, OBI trainers will then deliver such additional training to all members of the OBI Sales Force.

TRAINING OBJECTIVES

The training objectives are (i) to train OBI DTs, DMs and RBDs on the use of VELCADE in the treatment of multiple myeloma and mantle cell lymphoma to enable (ii) the training of the OBI Sales Force by OBI DTs, DMs and RBDs.

On completion of the training detailed below, the OBI Sales Force will be able to:

•                  Effectively deliver the core message surrounding VELCADE in the treatment of multiple myeloma and mantle cell lymphoma, as determined by MLNM.

•                  Successfully address VELCADE objections.

•                  Appropriately report, and respond to, reports of possible adverse events, product complaints and unsolicited requests for information.

3

TRAINING MODEL

The training deployed by MLNM to OBI is based on approximately [**] hours of home study spread over the course of approximately [**] weeks, supplemented with WEBEX sessions and live training, and finalized with practical workshop sessions.

The actual training consists of four phases:

1.               Home Study

2.               WEBEX Training

3.               [**] Live Training

4.               [**] Practical Application

TRAINING SCHEDULE

MLNM Training of OBI DTs, DMs, RBDs & In-House Training Staff

October 28th, 2006:  [**].

November, 7th, 2006:  [**].

November 6th-10th, 2006:  [**].

November 28th, 2006:  [**].

December 4th-8th, 2006:  [**].

December 13th-14th, 2006:  [**]

January 15th-19th, 2007:  [**]

OBI Training of OBI Sales Force with support from MLNM

December, 1st, 2006:  [**].

December 19th-20th, 2006:  [**].

January 8th-12th, 2007:  [**].

January 25th, 2007:  [**].

4

TRAINING CONTENT

On completion of the training schedule outlined above, all members of the OBI Sales Force will have a solid understanding of:

•                  Proteasome inhibition as a mechanism of action

•                  The disease of multiple myeloma

•                  The current myeloma market

•                  The Crest/029 clinical trials in relapsed and refractory multiple myeloma

•                  The APEX phase III clinical trial in relapsed and refractory multiple myeloma

•                  The PINNACLE clinical trial in mantle cell lymphoma

•                  Competition in the multiple myeloma market

•                  The content of the promotional items used to support VELCADE in the market place.

•                  Pricing and reimbursement in the multiple myeloma market.

•                  Potential adverse events associated with multiple myeloma therapies and all obligations around the reporting of such events.

In addition, all OBI Sales personnel will be able to:

•                  Effectively deliver the core message surrounding VELCADE in the treatment of multiple myeloma and mantle cell lymphoma, as determined by MLNM.

•                  Successfully address VELCADE objections.

•                  Appropriately report and respond to reports of possible adverse events, product complaints and unsolicited requests for information

TRAINING MATERIALS

The training binder created by MLNM and supplied to OBI for use in the training of the OBI Sales Force contains the following:

1.               Training Objectives

2.               Home Study Agenda

3.               Module 1:  “Overview of Tumor Types and Their Treatments”

4.               Module 2:  “Multiple Myeloma”

5.               Module 3:  “VELCADE™ (bortezomib) for Injection

5

6.               A section on Clinical Data which comprised copies of the following documents:

[**]

7.               A section on Competitor Information which comprised copies of the following documents:

[**]

8.               An Audio/Video Section which comprised the following items:

a.               [**]

TRAINING VALIDATION

MLNM and OBI will jointly develop assessment materials to allow MLNM to test the performance of OBI Trainers and each OBI Trainer will then be required to receive an individual minimum score of [**] percent ([**]%) under such tests before he or she may participate in the training of the OBI Sales Force.

The training of the OBI Sales Force will also be validated via a series of learning assessments (quizzes and tests).  These learning assessments will be developed by MLNM and delivered to OBI Training Managers, then distributed and monitored by OBI Trainers.  OBI will ensure, through the administration of these assessments, that all OBI Sales personnel receive the training and assessments as outlined in this plan and meet the current standards of OBI applicable to other pharmaceutical products and the applicable industry standards for comparable pharmaceutical products.

6

Appendix D

Terms And Conditions Applicable To Product Orders

7

VELCADE ® (bortezomib) for Injection Ordering and Billing Process Overview

Table of Contents

Customer Setup Information and Maintenance	3

VELCADE® (bortezomib) for Injection Orders	3

Ordering Methods	3

Hours of Operation	4

Order Quantities	4

Returns	4

Shipment Packaging	4

Packing Slip	4

Order Tracking	4

Invoicing and Chargebacks	5

Invoices	5

Wholesale Acquisition Cost (As of January 1, 2006)	5

Payment Terms	5

Credit Limits	5

Chargeback Submission	5

Frequently Asked Questions (FAQs)	6

Customer Setup Information and Maintenance

In order to facilitate ordering through MillenniumDirectSM the following need to occur:

1.       MillenniumDirect™ needs to pre-load validated Ship-to addresses for each wholesaler/distributor and their related VELCADE® (bortezomib) for Injection customers in our database.

a.       New distributors and wholesalers can complete a business application found on MillenniumDirect.net under the “New Account Sign Up Section.” A copy of an applicable and valid license must accompany the application. New wholesalers/distributors can also call 1.866.VELCADE (1.866.835.2233), option 5 to obtain set up instructions

2.       If you need to create a new Ship-to site after the initial set-up packet has been returned to MillenniumDirectSM it can be done at the time of order by completing a “New Ship-To Request Form.” You will be asked to provide a DEA or HIN number/state license in addition to the ship-to address information.

3.       Pharmacies and home healthcare companies wishing to purchase VELCADE must have a signed Letter of Agreement with Millennium Pharmaceuticals and/or provide prescriber level information at the time of order before VELCADE will be shipped.

VELCADE Orders

Ordering Methods

We have implemented the following ordering methods to request VELCADE drop shipments to your customers:

1.       Internet. The site can be reached at www.millenniumdirect.net To obtain a personalized login ID and password call 1.866.VELCADE (1.866.835.2233),option 5

1.       Phone. 1.866.VELCADE (1.866.835.2233), option 5

2.       Fax. 1.877.878.3479

3.       EDI. Placing orders via EDI will require an initial setup time. This time varies and is dependent on the availability of an EDI representative from your company. If you are interested in placing EDI orders, please contact us at 1.866.VELCADE (1.866.835.2233),option 5.

Hours of Operation

Customer service and the fulfillment center will be open to process drop ship orders from 7:30 AM to 7:00 PM Central Time Monday through Friday; excluding major holidays. Holiday hours are posted on MillenniumDirect.net

Orders placed before 6:00 PM Central Time will be prepared and shipped that day for delivery the next business day by 10:30 AM local time. Orders placed on Fridays will be delivered on Monday morning.

Any order requiring expedited delivery or other delivery options please contact 1.866.VELCADE (1.866.835.2233), option 5

Order Quantities

VELCADE® (bortezomib) for Injection cannot be ordered in quantities greater than 30 vials unless previously authorized by Millennium Pharmaceuticals. Orders will only be shipped to hospitals, clinics, doctors’ offices, approved pharmacies, and approved home health care companies with valid licenses. Orders cannot be filled for product being used outside the United States.

Returns

VELCADE has a limited return policy. If there is a problem with a VELCADE order, please contact MillenniumDirect™ at 1.866.VELCADE (1.866.835.2233), option 5.

If a return is approved, it will only be accepted if all instructions are followed and returned from the Ship-to customer directly.

Shipment Packaging

VELCADE will be shipped to Ship-to customers in packaging labeled MillenniumDirectSM from Louisville, KY. The package will not contain any ICS branding.

VELCADE is shipped under ambient conditions and should be stored according to the product’s labeling.

Packing Slip

A packing slip will be included in each shipment. The packing slip will contain details of the order including ship-to customer name and address, order date, order number, quantity of product in that particular box. There will not be an invoice in the box.

Order Tracking

All shipments can be tracked via www.millenniumdirect.net Shipment tracking information is also available by calling 1.866.VELCADE (1.866.835.2233), option 5

Invoicing and Chargebacks

Invoices

Invoices will be sent to the wholesaler/distributor that placed the order. Wholesaler subsidiaries and distribution centers will receive their invoices directly. If you would like to change this, please call 1.866.VELCADE (1.866.835.2233), option 5.

State and local taxes may apply in certain states and are the responsibility of the order placing party.

Product and Pricing Information

PRODUCT DESCRIPTION	VIAL SIZE	VIALS PER CARTON	VIALS PER UNIT OF SALE	PRICE (WAC) AS OF JANUARY 1, 2006
VELCADE® (bortezomib) for Injection NDC # 63020-0049-01	10 mL vials containing 3.5 mg of bortezomib	1	1	$1075.00

Payment Term

All VELCADE® (bortezomib) for Injection orders will receive terms of 2% 30 days, net 31days.

All remittances should be sent to the following address:

MillenniumDirect™

12601 Collection Center Drive

Chicago, IL 60693

Credit Limits

Wholesaler/distributor credit limits are set and determined by MillenniumDirectSM. If you have concerns about your credit limit please call 1.866.VELCADE (1.866.835.2233), option 5.

Chargeback Submission

All wholesalers will purchase VELCADE at wholesale acquisition cost (WAC). All valid chargebacks should be submitted via EDI within 30 days of placing the qualifying order. If you need to set up EDI connectivity with MillenniumDirectSM, please call 1.866.VELCADE (1.866.835.2233), option 5.

Frequently Asked Questions (FAQs)

General

What is MillenniumDirectSM?

MillenniumDirect is the distribution channel for VELCADE® (bortezomib) for Injection. It is a sole source open access drop ship model.

What is Integrated Commercialization Services (ICS)’s role in the distribution of VELCADE® (bortezomib) for Injection?

ICS will be the managing the ordering, distribution, shipment, and monitoring of VELCADE into the US oncology marketplace. They are also responsible for accounts receivables on VELCADE orders.

What is a drop ship model?

Wholesalers and distributors place orders on behalf of their customers and the product is then shipped directly to the end user such as a hospital or office-based practice.

What is a Ship-to customer?

Ship-to customers are recipients of VELCADE. They are also referred to as end-customers, and are generally hospital or office-based practices.

What is a Bill-to customer?

Bill-to customers place orders on behalf of the Ship-to customers. They are also invoiced by MillenniumDirect for the product shipped. Generally they are the wholesalers and distributors.

Ordering

How will end customers order VELCADE under MillenniumDirectSM?

All end-customers, such as hospitals or office-based practices, will order VELCADE through their normal wholesaler or distributor process.

How can wholesalers and distributors order VELCADE?

All wholesalers and distributors must have a MillenniumDirect account to order VELCADE. Ordering methods include Internet, Fax, Phone and EDI.

If I am a distributor that would like to sell VELCADE how can I purchase the product?

New distributors and wholesalers can complete a business application found on MillenniumDirect.net under the “New Account Sign Up Section.” A copy of an applicable and valid license must accompany the application.

What is the order cut off time for same day processing?

Orders received by 6:00 PM CT are processed for same day shipping and will be delivered by 10:30 AM Local time the next day, excluding major holidays. Friday orders are delivered on Monday mornings.

What if my end-customer needs VELCADE earlier than next day 10:30 AM local time?

Expedited shipping can be arranged by calling 866.VELCADE, option 5. There will be a small surcharge on expedited shipments.

Can I place an emergency order after 6:00 PM CT for next day delivery?

Yes, emergency order can be accommodated. There will be a surcharge on all emergency orders.

Can VELCADE be shipped outside of the United States through MillenniumDirectSM?

No. MillenniumDirectSM only ships to the United States and its territories.

How do I add a new Ship-To customer?

Complete the “New Ship-To Form” found on MillenniumDirect.net under the “New Account Sign Up Section” and send via fax or mail with a copy of the applicable license to MillenniumDirect.

How can I track an order and receive delivery confirmation?

Orders can be tracked through MillenniumDirect.net by logging into the website.

Customer Service

What are the customer service hours?

Customer service representatives are available to assist you between the hours of 7:30 AM and 7:00 PM CT Monday through Friday, excluding major holidays. Holiday hours are posted on MillenniumDirect.net

How will returns be handled?

VELCADE has a limited return policy. Approved returns must be sent directly to MillenniumDirectSM for credit. Please call 1.866.VELCADE (1.866.835.2233), option 5 with return questions.

Other

Who do customers contact for product complaints, adverse drug experiences, or if they need medical or any other information on VELCADE?

Customers should call 1.866.VELCADE (1.866.835.2233) regarding such information and select the appropriate option.

Where can customers obtain reimbursement information on VELCADE?

Customers should call 1.866.VELCADE (1.866.835.2233) regarding such information and select the appropriate option.